UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

International Paper Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

6400 Poplar Avenue

Memphis, Tennessee 38197

JOHN V. FARACI

Chairman and Chief Executive Officer

April 2014

Dear Shareowners:

It is my pleasure to invite you to attend this year’s Annual Meeting of Shareowners, which will be held on May 12, 2014, in White Plains, New York. As in the past, we are coming together to consider important matters affecting the company. Whether or not you plan to attend the meeting, I encourage you to review the enclosed information and vote your shares.

In 2013, International Paper continued to generate strong free cash flow and reported the best operating earnings in the company’s 115-year history. We returned more cash to our shareowners with a 17 percent increase in our annual dividend and implemented the first phase of a $1.5 billion, multi-year share buyback program. Our balanced portfolio is generating stronger, more sustainable profits, and we are confident in our ability to deliver value to shareowners despite a challenging global economic environment.

A large part of our success stems from the guidance and leadership of International Paper’s Board of Directors. This year, we are pleased to welcome Admiral Jay L. Johnson to the Board. Jay brings a wealth of leadership experience, having served as Chairman and Chief Executive Officer of General Dynamics and as Chief Executive Officer of Dominion Virginia Power. He also served as the Chief of Naval Operations and as a member of the Joint Chiefs of Staff from 1996 until 2000, highlighting his more than 30 years of distinguished service in the U.S. military. His unique perspectives make Jay an asset to the Board and our company.

As always, we value your participation and support of International Paper. We remain committed to creating long-term value for you and to being the best packaging and paper company in the world.

Sincerely,

John Faraci

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

To the Owners of Common Stock of International Paper Company:

Date:	Monday, May 12, 2014
Time:	11:00 a.m. EDT
Place:	The Ritz-Carlton, Westchester
Three Renaissance Square
White Plains, New York 10601

Items of Business:	Company Proposals:

☐ Item One: Elect the 11 nominees named in the attached proxy statement as directors for a one-year term.

☐ Item Two: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

☐ Item Three: Re-approve material terms of performance goals for qualified performance-based awards under the International Paper Company Amended and Restated 2009 Incentive Compensation Plan.

☐ Item Four: Vote on a non-binding resolution to approve the compensation of our named executive officers, as discussed under the heading “Compensation Discussion & Analysis.”

Shareowner Proposal:

☐ Item Five: Vote on a shareowner proposal concerning an independent Board chairman, if properly presented at the meeting.

Consider any other business properly brought before the meeting.

Record Date:	March 18, 2014. Holders of record of International Paper common stock, par value $1.00 per share, at the close of business on that date, are entitled to vote at the meeting.

By order of the Board of Directors,

SHARON R. RYAN

Senior Vice President, General Counsel and

Corporate Secretary

April 10, 2014

PROXY STATEMENT

2014 Annual Meeting of Shareowners

Information About Our Annual Meeting

This proxy statement is furnished in connection with the solicitation of proxies by International Paper Company on behalf of the Board of Directors for the 2014 Annual Meeting of Shareowners. Distribution of this proxy statement and proxy form is scheduled to begin on or about April 10, 2014.

The 2014 annual meeting will be held on Monday, May 12, 2014, at 11:00 a.m. EDT at The Ritz-Carlton, Westchester, located at Three Renaissance Square in White Plains, New York, 10601.

At the 2014 annual meeting, shareowners will vote on the following matters, as well as any other business properly brought before the meeting:

Item One: Elect the 11 nominees named in this proxy statement as directors for a one-year term. The Board recommends a vote FOR each of the nominees.

Item Two: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014. The Board recommends a vote FOR this proposal.

Item Three: Re-approve material terms of performance goals for qualified performance-based awards under the International Paper Company Amended and Restated 2009 Incentive Compensation Plan. The Board recommends a vote FOR this proposal.

Item Four: Vote on a non-binding resolution to approve the compensation of our named executive officers, as disclosed under the heading “Compensation Discussion & Analysis.” The Board recommends a vote FOR this proposal.

Item Five: Vote on a shareowner proposal concerning an independent Board chairman, if properly presented at the meeting. The Board recommends a vote AGAINST this proposal.

Information about these items may be found beginning on page 7 of this proxy statement.

The Board has designated John V. Faraci, our Chairman and Chief Executive Officer (“CEO”), Carol L. Roberts, Senior Vice President and Chief Financial Officer (“CFO”), and Sharon R. Ryan, Senior Vice President, General Counsel and Corporate Secretary, as proxies in connection with the 2014 annual meeting. With respect to any other matter that properly comes before the annual meeting, these proxies will vote as recommended by the Board, or, if no recommendation is given, at their discretion.

Shareowners of record of International Paper common stock at the close of business on March 18, 2014, the record date, or their duly authorized proxy holders, are entitled to vote on each matter submitted to a vote at the 2014 annual meeting and at any adjournment or postponement of the annual meeting. There were 439,035,260 common shares outstanding on March 18, 2014. Each common share is entitled to one vote on each matter to be voted on at the 2014 annual meeting.

A list of shareowners as of the record date will be available for inspection and review upon request of any shareowner to the Corporate Secretary at the address on page 6 of this proxy statement. We will also make the list available at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be Held on May 12, 2014:

This proxy statement, a form of proxy and our annual report to shareowners is available for viewing and printing at the following Web site: materials.proxyvote.com/460146

Vote by telephone

If you choose to vote by telephone, you may call the toll-free number on your proxy card. You will need to have the 12-digit control number printed on your proxy card.

Vote on the Internet

If you choose to vote via the Internet, follow the instructions for accessing the Web site on your proxy card. You will need to have the 12-digit control number printed on your proxy card.

Vote by mail

If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the postage prepaid envelope that was included with the proxy card.

Voting Procedures and Annual Meeting Attendance

How many votes must be present to hold the annual meeting?

Holders of International Paper common stock, present in person or represented by proxy, representing one-third of the number of votes entitled to be cast upon any proposal to be considered at the meeting (at least 146,345,087 votes) are required to hold the 2014 annual meeting. If you properly vote on any proposal, your shares will be included in the number of shares to establish a quorum for the annual meeting. Shares held of record and represented by proxy cards marked “abstain,” or returned without voting instructions, will be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied. In addition, if you hold shares through a bank or brokerage account, your shares will be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied, even if you do not provide voting instructions to your bank or brokerage firm.

We urge you to vote by proxy even if you plan to attend the meeting. That will help us to know as soon as possible that we have enough votes to hold the meeting. Returning your proxy card will not affect your right to revoke your proxy or to attend the 2014 annual meeting and vote in person.

How many votes must be present to consider each of the proposals?

The presence, in person or by proxy, of holders of record of International Paper common stock representing one-third of the number of votes entitled to be cast on a specific proposal is required to consider that proposal at the annual meeting. Even if a quorum is established for the annual meeting, it is possible that a quorum may not be established for a specific proposal presented at the annual meeting.

How do I vote my shares?

You may vote at the annual meeting by proxy or in person.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote by telephone, on the Internet or by attending the meeting and voting in person. In addition, you may vote by mail using the enclosed proxy card.

If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), you received this proxy statement and a voting instruction card from your broker, bank or other holder of record. This voting instruction card explains which voting options are available to you. As the beneficial owner of shares held in street name, you have the right to direct your bank or broker how to vote your shares, and it is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal. If you want to vote in person at the annual meeting, you must obtain a power of attorney or proxy from your broker, bank or other holder of record authorizing you to vote. You must bring this power of attorney or proxy to the meeting.

How do I attend the annual meeting?

All shareowners as of the record date, March 18, 2014, or their duly authorized proxy holders, are welcome to attend the annual meeting. If you are voting by mail, by telephone or via the Internet, but still wish to attend the meeting, follow the instructions on your proxy card or via the Internet (www.proxyvote.com) to tell us that you plan to attend. When you arrive at the meeting, please look for the registration desk, where you will be asked for photo identification in order to be admitted.

If you hold your shares in street name and you decide to attend, you must bring to the annual meeting a copy of your bank or brokerage statement evidencing your ownership of International Paper common stock as of the record date. Please go to the registration desk and provide the bank or brokerage statement, as well as your photo identification, in order to be admitted.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

If I hold shares in an International Paper employee benefit plan, how do I vote my shares?

International Paper employees may hold shares of Company common stock in one of our employee benefit plans, including the:

•	International Paper Company Savings Plan; or

•	International Paper Company Amended and Restated 2009 Incentive Compensation Plan.

If you hold shares in the International Paper Company Savings Plan, you may instruct the trustee, State Street Bank and Trust Company, to vote your shares in the Company Stock Fund by returning the proxy/voting instruction card included with this mailing or by providing voting instructions by telephone or on the Internet as explained on the voting instruction card. If you do not return the proxy/voting instruction card or provide voting instructions, or if your instructions are unclear or incomplete, the trustee will vote your shares at its discretion.

If you hold a restricted stock grant pursuant to the Amended and Restated 2009 Incentive Compensation Plan, you may also vote these shares. The process is the same as voting shares of common stock, described above under the heading “How do I vote my shares?” However, if you do not vote your shares, they will not be counted as there is no trustee for the Amended and Restated 2009 Incentive Compensation Plan to vote the shares on your behalf.

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time at or before the annual meeting. If you are a holder of record, you may change your vote or revoke your proxy through any of the following means:

•

by casting a new vote by telephone or on the Internet prior to the annual meeting, or by properly completing and signing another proxy card with a later date and returning the proxy card prior to the annual meeting;

•	giving written revocation to our Corporate Secretary prior to the annual meeting directed to the address on page 6 of this proxy statement, or at the meeting; or

•	voting in person at the annual meeting.

Your presence at the annual meeting will not in itself revoke your proxy; you must obtain a ballot and vote at the annual meeting to revoke your proxy.

If you hold your shares in street name, you may change your voting instructions by contacting your broker, bank or other holder of record prior to the annual meeting or by voting in person at the annual meeting pursuant to a power of attorney or proxy from your bank or broker.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you are a registered shareowner and you return a proxy card without indicating your vote, your shares will be voted as follows:

•	for the Company’s proposal to elect the 11 nominees named in this proxy statement to the Company’s Board of Directors in Item 1;

•	for the Company’s proposal to ratify the appointment of the Company’s independent registered public accounting firm for 2014 in Item 2;

•

for the Company’s proposal to re-approve material terms of performance goals for qualified performance-based awards under the International Paper Company Amended and Restated 2009 Incentive Compensation Plan in Item 3;

•	for the Company’s proposal to approve the compensation of our named executive officers in Item 4; and

•	against the shareowner proposal concerning an independent Board chairman in Item 5.

If you are a registered shareowner and you do not return a proxy card or vote at the annual meeting, your shares will not be voted and will not count toward the quorum requirement to hold the annual meeting. Your shares that are not voted will not affect the outcome of any of the proposals.

If your shares are held through the International Paper Company Savings Plan, and you do not provide instructions, the trustee for the plan will vote your shares at its discretion.

If your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will be counted toward the quorum requirement for the annual meeting. The failure to instruct your bank or broker how to vote will have one of three effects on the proposals for consideration at the annual meeting, depending upon the type of proposal. For all items to be voted on, other than Item 2 to ratify our independent registered public accounting firm for 2014, absent instructions from you, the bank or broker may not vote your shares at all and your shares will be considered broker non-votes. For Item 2, however, the broker may vote your shares at its discretion. For Item 1, a broker non-vote will have no effect on the outcome of the election of directors. For Items 3, 4 and 5, a broker non-vote will have the same effect as a vote against the proposal.

Will my vote be confidential?

Yes. Your vote is confidential and will not be disclosed to our directors or employees.

Will the Company’s independent registered public accounting firm be present at the annual meeting?

Yes, representatives of Deloitte & Touche LLP (“Deloitte & Touche”) will attend the meeting. They will be available during the meeting to answer your questions and they will have the opportunity to make a statement, if they desire to do so. The Audit and Finance Committee of our Board has approved the appointment of Deloitte & Touche as our independent registered public accounting firm for 2014, and this decision has been ratified by all members of our Board.

For directions to the meeting, please see the map at the end of this proxy statement.

Need to change future proxy delivery options?

If you hold your shares in street name and wish to receive separate copies of future annual reports and proxy statements or if you currently receive multiple copies of our annual report and proxy statement and would like to receive a single copy, please send your written request to:

Broadridge Financial Solutions, Inc.

Householding Dept.

51 Mercedes Way

Edgewood, NY 11717

or call (800) 542-1061

Will our directors attend the annual meeting?

Yes. The Company’s Corporate Governance Guidelines state that directors are expected to attend our annual meeting.

Do any shareowners beneficially own more than 5 percent of our common stock?

Yes. According to public filings, there are five entities that beneficially own more than 5 percent of our common stock:

•	BlackRock, Inc.;
•	State Street Corporation, as trustee of various International Paper employee benefit plans and as trustee and discretionary adviser to third party trusts and employee benefit plan related accounts;
•	T. Rowe Price Associates, Inc., as investment adviser to third parties;
•	Wellington Management Company, LLP, as investment adviser to third parties; and
•	The Vanguard Group, as investment adviser to third parties.

For further information about these shareowners, please see “Ownership of Company Stock.”

Who will be soliciting proxies on our behalf?

The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person. We have hired Alliance Advisors, LLC to solicit proxies for an estimated fee of approximately $25,000, plus expenses.

What is householding?

We have adopted “householding,” a procedure by which shareowners of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareowners notifies us that they wish to continue receiving individual copies. This procedure saves us printing and mailing costs. Shareowners will continue to receive separate proxy cards.

We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2013 annual report to a shareowner at a shared address to which a single copy of the documents was delivered. To request separate copies of our proxy statements or annual reports, either now or in the future, please send your written request to Investor Relations, International Paper, 6400 Poplar Avenue, Memphis, TN 38197, or call (800) 332-8146. You may also submit your request on our Web site, www.internationalpaper.com, under the “Investors” tab at the top of the page and then under the “Financial Requests” link.

Communicating With the Board

How do I communicate with the Board?

You may communicate with our entire Board, the independent directors as a group, the Presiding Director, or any one of the directors by writing to Ms. Sharon R. Ryan, Senior Vice President, General Counsel, and Corporate Secretary, at the address set forth to the right. Ms. Ryan will forward all communications relating to International Paper’s interests, other than business solicitations, advertisements, job inquiries or similar communications, directly to the appropriate director(s).

In addition, as described in detail under “Information About Our Corporate Governance,” our Global Ethics and Compliance office has a HelpLine that is available 24 hours a day, seven days a week, to receive calls, e-mails, and letters to report a concern or complaint, anonymous or otherwise.

Direct all Board correspondence to:

Corporate Secretary

International Paper

6400 Poplar Avenue

Memphis, TN 38197

All contacts that raise concerns or allegations of impropriety relating to our accounting, internal controls or other financial or audit matters are immediately forwarded to the chair of our Audit and Finance Committee. All such matters are investigated and responded to in accordance with the procedures established by our Audit and Finance Committee.

How do I submit a shareowner proposal for possible inclusion in the proxy statement for the 2015 Annual Meeting?

If you wish to submit a proposal for possible inclusion in the 2015 proxy statement, you must submit your proposal so that we receive it by December 11, 2014. Proposals should be sent to the Corporate Secretary at the address listed above and must be in compliance with SEC rules, including Rule 14a-8.

How do I nominate a candidate for director or raise other business at the 2015 Annual Meeting?

Shareholder nominations for directors or proposals for other business that is not to be included in the proxy statement may be submitted to the Corporate Secretary at the address listed above. Our By-Laws require that the nomination and other proposals be received between January 12, 2015, and February 11, 2015, and require other information that must be provided.

Our By-Laws are available at www.internationalpaper.com, under the “Company” tab at the top of the page and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Matters to be Acted upon at the 2014 Annual Meeting

Company Proposals

Item 1 — Company Proposal to Elect 11 Directors

The Board of Directors currently consists of 11 members. Each of the 11 current directors has been nominated by the Board for reelection by shareowners at the annual meeting. Information about these nominees may be found on pages 14-16 of this proxy statement. All 11 nominees, if elected, will hold office until the earlier of:

(i)	our 2015 annual meeting and the date a qualified successor has been elected, or
(ii)	death, resignation or retirement.

There are no other nominees competing for their seats on the Board. This means we have a non-contested election. Shares may not be voted cumulatively and cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Under our Restated Certificate of Incorporation, directors in non-contested elections are elected by an affirmative majority of votes cast. You can vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee.

“Abstentions” will have no effect on the vote. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to be cast with respect to Item 1 and will have no effect on the vote.

Majority vote for directors:

Each director must receive a majority of votes cast “for” his or her election.

If a director does not receive a majority of votes cast “for” his or her election, he or she must submit a letter of resignation, and the Board, through its Governance Committee, will decide whether to accept the resignation.

We do not know of any reason why any nominee would be unable to, or for good cause would not serve as a director if elected. If, prior to the election, a nominee is unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, except for proxies voted “abstain” with respect to the original nominee.

Our Board of Directors unanimously recommends that you vote FOR each of the following nominees:

•	David J. Bronczek
•	Ahmet C. Dorduncu
•	John V. Faraci
•	Ilene S. Gordon
•	Jay L. Johnson
•	Stacey J. Mobley
•	Joan E. Spero
•	John L. Townsend, III
•	John F. Turner
•	William G. Walter
•	J. Steven Whisler

Item 2 — Company Proposal to Ratify Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2014

Our Board of Directors has ratified the selection of Deloitte & Touche by our Audit and Finance Committee to serve as the Company’s independent registered public accounting firm for 2014. We are asking shareowners to ratify the selection of Deloitte & Touche. To ratify the selection of our independent registered public accounting firm, the affirmative vote of a majority of a quorum at the annual meeting is required.

You may vote “for” or “against” the ratification of the selection of our independent registered public accounting firm, or you may “abstain” from voting. “Abstentions” will have the same effect as a vote against this proposal because they are considered votes present for purposes of a quorum on the vote.

There will be no broker non-votes associated with this proposal, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will be voted by the broker in its discretion.

Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of Deloitte & Touche to our shareowners for ratification because we value our shareowners’ views on the Company’s independent registered public accounting firm. Our Audit and Finance Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm, but is not bound by the shareowners’ vote. Even if the selection of Deloitte & Touche is ratified, the Audit and Finance Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its shareowners.

Our Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche as the Company’s independent registered public accounting firm for 2014.

Item 3 — Company Proposal to Re-Approve Material Terms of Performance Goals for Qualified Performance-Based Awards under the International Paper Company Amended and Restated 2009 Incentive Compensation Plan

The Company currently maintains the International Paper Company Amended and Restated 2009 Incentive Compensation Plan (the “2009 Plan”), which was approved by the Company’s shareowners in 2009.

In order to preserve the Company’s ability to continue to grant fully tax-deductible performance-based awards under the 2009 Plan, the material terms of the performance goals, including the list of permissible business criteria for performance objectives, under the 2009 Plan must be approved by the shareowners no less often than every five years. We are asking for your re-approval of the material terms of the performance goals for qualified performance-based awards under the 2009 Plan. Shareowners are not being asked to approve an increase in the number of shares available for grant under the 2009 Plan or any other amendment to the 2009 Plan, nor are they being asked to re-approve the 2009 Plan itself.

To re-approve the material terms of the performance goals for qualified performance-based awards under the 2009 Plan, the affirmative vote of a majority of a quorum at the annual meeting is required. You may vote “for” or “against” this proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as a vote against this proposal because they are considered votes present for purposes of a quorum on the vote.

If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to this Item 3. Broker non-votes will have the same effect as a vote against this proposal.

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), prevents a publicly-held corporation from claiming income tax deductions for compensation in excess of $1 million paid to certain senior executives. Compensation is exempt from this limitation if it is “qualified performance-based compensation.”

Market-priced stock options and stock appreciation rights are two examples of performance-based compensation. Other types of awards, such as restricted stock, restricted stock units, performance shares and other stock or cash-based awards that are granted pursuant to pre-established objective performance formulas, may also qualify as fully-deductible performance-based compensation, so long as certain requirements, such as shareowner approval of the material terms of the performance goals, are met. While the Company’s shareowners previously approved the 2009 Plan and its material terms at the Company’s 2009 Annual Meeting, that approval satisfies the Section 162(m) requirements only through the Company’s 2014 Annual Meeting. Therefore, we are asking for your re-approval of the material terms of the performance goals under the 2009 Plan to enable qualified performance-based awards to be made after the 2014 Annual Meeting.

For purposes of Section 162(m), the material terms of the performance goals include (i) the employees eligible to receive compensation under the 2009 Plan, (ii) a description of the business criteria on which the performance goals may be based, and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the 2009 Plan is discussed below. The full text of the 2009 Plan was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated February 10, 2014.

Eligibility and Participation

Awards may be granted under the 2009 Plan to non-employee directors and designated employees of the Company and its affiliates. Currently, the company has 10 non-employee directors and approximately 70,000 employees.

Performance Objectives

The provisions of the 2009 Plan are intended to ensure that all stock options and stock appreciation rights granted thereunder will qualify for the Section 162(m) performance-based exemption from Section 162(m). When granting any other award, the Management Development and Compensation Committee (the “Committee”) may designate such award as a “qualified performance-based award” intended to qualify for the Section 162(m) exemption. If an award is so designated, the Committee must establish objectively determinable performance goals for such award within the time period prescribed by Section 162(m) based on one or more of the following business criteria, which may be expressed in terms of company-wide performance objectives or in terms of objectives that relate to the performance of a division, business unit, affiliate, department, or function within the Company or an affiliate:

(a)	Revenue;
(b)	Sales;
(c)	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures);
(d)	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures);
(e)	Net income (before or after taxes, operating income or other income measures);
(f)	Cash (cash flow, cash generation or other cash measures);
(g)	Stock price or performance;
(h)	Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price);
(i)	Economic value added;
(j)	Return measures (including, but not limited to, return on assets, income, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales);
(k)	Market share;
(l)	Improvements in capital structure;
(m)	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures);
(n)	Business expansion or consolidation (acquisitions and divestitures);

(o)	Internal rate of return or increase in net present value;
(p)	Working capital targets relating to inventory and/or accounts receivable;
(q)	Safety standards;
(r)	Productivity measures;
(s)	Cost reduction measures; or
(t)	Strategic plan development and implementation.

Each qualified performance-based award (other than a market-priced stock option or stock appreciation right) will be earned, vested and payable, as applicable, only upon the achievement of performance goals established by the Committee based upon one or more of the above-listed qualified business criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate. However, the Committee may provide, either in connection with the grant of an award or by amendment, that achievement of such performance goals will be waived upon the death or disability of the grantee, or the occurrence of a change in control of the Company. Performance periods established by the Committee for any qualified performance-based award may be as short as three months and may be any longer period.

The Committee may provide in any qualified performance-based award that the evaluation of performance goals may include or exclude any of the following events that occur during a performance period: (i) asset write-downs or impairment charges; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in then-current Accounting Principles; (vi) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareowners for the applicable year; (vii) acquisitions or divestitures; and (viii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards to covered employees, they shall be prescribed in a form that meets the requirements of Section 162(m) for deductibility.

The Committee has the right to exercise negative discretion to determine that the portion of qualified performance-based awards actually earned, vested and/or payable (as applicable) will be less than the portion that would be earned, vested and/or payable based solely on achievement of applicable performance goals. Any payment of a qualified performance-based award will be conditioned on the written certification of the Committee that the performance goals and any other material conditions were satisfied.

Limitations and Maximum Grants Under the 2009 Plan

Subject to certain anti-dilution adjustments, the maximum number of shares of the Company’s common stock that were originally reserved for issuance as awards under the 2009 Plan was 15,400,000, plus any shares that were subject to awards under the previous such plan (the International Paper Company Long-Term Incentive Compensation Plan, as amended and restated February 7, 2005) that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. To the extent that an award under the 2009 Plan is cancelled, expires, is forfeited or lapses for any reason, any unissued shares subject to the award will again be available for issuance pursuant to awards under the 2009 Plan. Shares withheld from an award under the 2009 Plan to satisfy the exercise price or minimum tax withholding requirements will again be available for issuance pursuant to awards under the 2009 Plan, as will shares subject to awards settled in cash.

The following grant limits apply to qualified performance-based awards granted under the 2009 Plan:

•	The maximum number of shares subject to options that may be granted to any one person during any 12-month period is 1,200,000.
•	The maximum number of shares subject to stock appreciation rights that may be granted to any one person during any 12-month period is 1,200,000.
•	The maximum number of shares that may be granted in the form of restricted stock or restricted stock units to any one person during any 12-month period is 660,000.

•	The maximum number of shares with respect to performance awards payable in shares of stock that may be granted to any one person during any 12-month period is 660,000.
•	The maximum dollar value of any award payable in cash or property other than shares that may be paid to any one person during any 12-month period is $10,000,000.

These limits are subject to anti-dilution adjustments in the event of stock splits, mergers, consolidations, stock dividends, recapitalizations and similar transactions, but may not otherwise be amended without shareowner approval.

Our Board of Directors unanimously recommends that you vote FOR this proposal.

Item 4 — Company Proposal to Vote on a Non-Binding Resolution to Approve the Compensation of Our Named Executive Officers

Our Board of Directors is seeking your approval of the compensation of our Named Executive Officers (“NEOs”), as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Compensation Discussion & Analysis, related compensation tables and narrative disclosure. This vote is non-binding. To approve this proposal, the affirmative vote of a majority of a quorum at the annual meeting is required.

You may vote “for” or “against” this proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as a vote against this proposal because they are considered votes present for purposes of a quorum on the vote.

If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to Item 4. Broker non-votes will have the same effect as a vote against this proposal.

Our Board seeks your approval of the compensation of our NEOs, who are listed in the Summary Compensation Table on page 68 of this proxy statement. Information describing the compensation of our NEOs is provided in the Compensation Discussion & Analysis section, the accompanying tables and narrative contained in this proxy statement beginning on page 34.

Our Board asks shareowners to approve the following (non-binding) advisory resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act, including the Compensation Discussion & Analysis, the related compensation tables and narrative disclosure, in this proxy statement is hereby approved.”

Our Board of Directors unanimously recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act.

Proposal Submitted by our Shareowners

Item 5 — Shareowner Proposal Concerning an Independent Board Chairman

We expect the following shareowner proposal to be presented at the annual meeting. Upon request, we will promptly provide any shareowner with the name, address and number of shares held by the shareowner making this proposal. The Company is not responsible for the contents of this shareowner proposal or any supporting statement.

The shareowner proposal will be approved if a majority of a quorum at the annual meeting is voted “for” the proposal. You may vote “for” or “against” the shareowner proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as a vote against this shareowner proposal, because they are considered votes present for purposes of a quorum. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to Item 5. Broker non-votes will have the same effect as a vote against this proposal.

“Proposal 5 — Independent Board Chairman

RESOLVED: Shareholders request that our Board of Directors to adopt a policy, and amend other governing documents as necessary to reflect this policy, to require the Chair of our Board of Directors to be an independent member of our Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

This topic is particularly important for our company because GMI Ratings, an independent investment research firm, rated our executive pay D - $16 million for John Faraci. And Steven Whisler is potentially a weak Lead Director because he also chaired our executive pay committee which is responsible for the $16 million for John Faraci.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, said Mr. Faraci had $35 million in accumulated pension benefits and was entitled to a potential pre-tax benefit of about $68 million in the event of termination following a change in control. Our executive pay committee had the discretion to increase the executive bonus award pool by 25%. GMI said discretionary elements such as this can undermine the credibility and effectiveness of an executive incentive plan.

On October 1, 2013, it was reported that International Paper Co. and 10 current and former employees agreed to a $30 million settlement in a suit over the company’s 401(k) plans. The company agreed to distribute the money among some 70,000 individual workers’ and former participants’ accounts as well as put the plan’s administration out for bid.

GMI rated International Paper Company as having Very Aggressive Accounting & Governance Risk indicating higher accounting and governance risk than 99% of companies. Joan Spero was negatively flagged by GMI due to her involvement with Delta Air Lines board when it filed for bankruptcy.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman — Proposal 5.”

[End of Shareowner Proposal]

Position of Your Company’s Board of Directors

The Company’s Board of Directors unanimously recommends that you vote against the Proposal because it is unnecessary and it is not in the best interests of the Company or its shareowners.

The Board has no policy with respect to the separation of the offices of Chairman and CEO and should not be constrained by a requirement that the positions of CEO and Chairman be separated. The Board of Directors believes that the Company and its shareowners are best served by having the flexibility to have the same individual serve as Chairman of the Board and Chief Executive Officer, and that adopting a policy to restrict the Board’s discretion in selecting the Chairman of the Board (as well as restricting the ability to combine the positions of Chairman and CEO) would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman. Such a restriction could also potentially adversely affect the Company’s competitive position in future recruiting efforts. The Board believes it is important to retain its flexibility to allocate the responsibilities of Chairman of the Board and Chief Executive Officer in any way that is in the best interests of the Company at any future point in time. The Board also believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee system and the position of Presiding Director.

The Presiding Director is elected by the independent directors for a term of not less than one year. The Governance Committee oversees the process for selecting the Presiding Director. The Presiding Director has the authority to call meetings of independent directors and is available for consultation and direct communication if requested by major shareowners. The Presiding Director’s other duties include:

•	In consultation with the Governance Committee, determining a schedule and agenda for regular executive sessions and presiding over those sessions;
•	Presiding at meetings of the Board of Directors where the Chairman is not present;
•	Serving as liaison between the Chairman and independent directors;
•	Approving agendas for the Board and information sent to the Board; and
•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

In addition, in consultation with the Management Development and Compensation Committee, the Presiding Director organizes the process pursuant to which the independent directors evaluate the performance of the Chief Executive Officer not less than annually.

Only one of the 11 members of the Company’s Board of Directors is currently an employee of the Company and not independent, and each of our Audit and Finance Committee, Management Development and Compensation Committee, and Governance Committee is comprised solely of directors meeting the independence requirements of the New York Stock Exchange. Therefore, there are ample outside directors to offer critical oversight of management. Our directors, including the Chairman of the Board, are also bound by fiduciary duties under law to act in a manner that they believe to be in the best interests of the Company and its shareowners. Requiring that the Chairman of the Board not be a member of management would not serve to augment or diminish the fiduciary duties of any director or officer of the Company, and the Board does not believe that splitting the roles would enhance the Board’s independence or performance.

International Paper is committed to excellent corporate governance practices. The uncontested election of directors is governed by majority voting for directors, and shareowners holding 20 percent or more of our stock have the ability to call special meetings of shareowners and act by written consent.

For these reasons, the Board does not believe that requiring that the Chairman of the Board be independent would enhance the Board’s performance or be in the best interests of shareowners. An independent Chairman of the Board requirement is unnecessary and inappropriate, especially in light of the strong independent oversight led by the Presiding Director. The Board believes that consideration of this issue is part of the Company’s succession planning. The Board will continue to evaluate this structure going forward in light of factors and considerations prevailing at the time to determine whether the Chief Executive Officer should also serve as Chairman. Therefore, it is in the best interests of the shareowners for the Board to be able to determine the selection of the Chairman of the Board without the constraints in the proposal.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.

Our Board of Directors

Directors Standing for Election — Term Expiring in 2015

The following 11 individuals are nominated for election at the 2014 annual meeting. Each of these nominees is standing for election to serve a term that will expire in 2015.

David J. Bronczek, 59, president and chief executive officer of FedEx Express, the world’s largest express transportation company and a subsidiary of FedEx Corporation, since February 2000. Mr. Bronczek started with FedEx in 1976 and, prior to being named president, served as executive vice president and chief operating officer of FedEx Express. He also serves on the Strategic Management Committee of FedEx Corporation. A native of Cleveland, Ohio, Mr. Bronczek graduated from Kent State University. Mr. Bronczek was appointed by former President George W. Bush to the National Infrastructure Advisory Council. He is a member of the Board of Governors of the International Air Transport Association (IATA); a board member for Airlines for America; a member of the Board of Governors for National Safe Kids Campaign; and a board member for the Smithsonian’s National Air and Space Museum. He is also a member of Memphis Tomorrow. Director since October 9, 2006.

Ahmet C. Dorduncu, 60, chief executive officer of Akkök Group, a financial and industrial conglomerate located in Turkey, since January 2013. Mr. Dorduncu served as chief executive officer of Sabanci Holding, another financial and industrial conglomerate located in Turkey, from 2005 to 2010. He also served from 2006 to 2010 as chairman of the board of Olmuksa, an industrial packaging business joint venture between Sabanci Holding and International Paper. Sabanci Holding is the parent company of the Sabanci Group, a leading Turkish financial and industrial company. Director since March 6, 2011.

John V. Faraci, 64, chairman and chief executive officer of International Paper, since November 2003. Earlier in 2003, he was elected president of International Paper, and he previously served as executive vice president and chief financial officer from 2000 to 2003. From 1999 to 2000, he was senior vice president – finance and chief financial officer. From 1995 to 1999, he was chief executive officer and managing director of Carter Holt Harvey Ltd., a former majority-owned subsidiary of International Paper located in New Zealand. Mr. Faraci is a member of the Council on Foreign Relations and is a member of the board of directors of United Technologies Corporation, PPG Industries, Inc. and the National Fish and Wildlife Foundation. He also serves on the board of the Moscow School of Management and is a member of the U.S. - Brazil CEO Forum. He is a trustee of Denison University and The American Enterprise Institute. Director since February 11, 2003.

Ilene S. Gordon, 60, chairman, president and chief executive officer of Ingredion Incorporated (formerly Corn Products International, Inc.), a publicly traded global ingredient solutions company, since May 2009. Ms. Gordon is also a member of the board of directors of Ingredion Incorporated and World Business Chicago, a not-for-profit economic development organization. Ms. Gordon previously served as president and chief executive officer of Rio Tinto’s Alcan Packaging, a multinational company engaged in the production of flexible and specialty packaging, from 2006 until 2009, and in various senior executive roles at Alcan Packaging and its affiliate and predecessor companies from 1999 until 2006. Prior to 1999, Ms. Gordon was employed for 17 years with Tenneco Inc., a conglomerate, in a variety of management positions, including vice president and general manager leading its folding carton business. Additionally, during the past five years, Ms. Gordon served on the board of directors of United Stationers, Inc., a publicly traded wholesale distributor of business products, and Arthur J. Gallagher & Co., a publicly traded international insurance brokerage and risk management business. Director since October 1, 2012.

Jay L. Johnson, 67, retired as chairman and chief executive officer of General Dynamics Corporation, a publicly traded manufacturer of worldwide defense, aerospace, and other technology products, in December 2012. He served as its chairman from May 2010 and as its chief executive officer from July 2009. He served as its president from July 2009 to May 2010, and as its vice chairman from September 2008 to June 2009. He served on its board of directors from 2003 to December 2012. From 2000 to 2008, he served in various senior executive roles at Dominion Resources Inc., a publicly traded energy company, and its affiliated companies, including as chief executive officer of Dominion Virginia Power. Prior to 2000, he had a distinguished 32-year career as an officer in the U.S. Navy. He retired as an admiral in July 2000, after serving as chief of naval operations and as a member of the Joint Chiefs of Staff since 1996. Director since October 1, 2013.

Stacey J. Mobley, 68, retired in June 2008 as senior vice president, chief administrative officer and general counsel of DuPont, a global science company, and a member of DuPont’s office of the chief executive. Mr. Mobley was with DuPont for 35 years and had senior management responsibility for legal and governmental affairs. Since November 2008, Mr. Mobley has served as senior counsel, Dickstein Shapiro LLP, a multi-service law firm. He is a director of Nuclear Electric Insurance Ltd. and serves on the board of trustees of Howard University. He previously served as a director of Hewitt Associates Inc. (through October 2010) and Wilmington Trust Company (through April 2010). Director since July 7, 2008.

Joan E. Spero, 69, an adjunct senior research scholar at Columbia University’s School of International and Public Affairs, since November 2010. Ms. Spero is also a member of the board of directors of Citigroup and International Business Machines Corporation. Ms. Spero previously served as Undersecretary of State for Economic, Business and Agricultural Affairs of the U.S. Department of State from 1993 until 1996, and as Ambassador to the United Nations for Economic and Social Affairs of the U.S. Department of State from 1980 until 1981. Ms. Spero held various leadership positions at American Express Company from 1981 until 1993, served as president of the Doris Duke Charitable Foundation from 1997 to 2008, and was a visiting scholar at the Foundation Center from 2009 until 2010. Additionally, during the past five years, Ms. Spero served on the board of directors of ING Groep N.V. and First Data Corporation. Ms. Spero is a trustee of the International Center for Transitional Justice and the Wisconsin Alumni Research Foundation, and a trustee (emeritus) of Columbia University, Amherst College and the Council on Foreign Relations. Director since June 10, 2011.

John L. Townsend, III, 58, is a senior advisor to Tiger Management, LLC, an investment management business. From 2010 to 2012, Mr. Townsend served as managing partner and chief operating officer of Tiger Management, LLC. Mr. Townsend is also a member of the Riverstone Group, a private investment fund. Mr. Townsend was previously employed by Goldman Sachs & Co. from 1987 to 2002 and was a general partner from 1992 to 1999 and a managing director from 1999 to 2002. Mr. Townsend is a director of Belk, Inc., a department store retailer, and The Heritage Group, an industrial conglomerate. Director since March 13, 2006.

John F. Turner, 72, former Assistant Secretary of State for Oceans and International and Scientific Affairs from November 11, 2001, to July 8, 2005. He received the Department of State’s Distinguished Honor Award from Secretary of State Colin Powell in January 2005. Prior to serving in the Department of State, Mr. Turner was president and chief executive officer of The Conservation Fund. Between 1989 and 1993, he was director of the U.S. Fish and Wildlife Service. Mr. Turner also served in the Wyoming State Legislature for 19 years and is a past president of the Wyoming State Senate. Mr. Turner is a director of American Electrical Power, Inc., Peabody Energy Company, Ashland Inc., and The Bank of Jackson Hole. He was a visiting professor at the University of Wyoming in the School of Environment & Natural Resources in 2007 and 2008, and is a managing partner in a family business, The Triangle X Ranch, in Wyoming. Director since July 11, 2005.

William G. Walter, 68, retired chairman of FMC Corporation, an agriculture, specialty and industrial chemical company, a position he held from 2001 to September 2010. Mr. Walter also served as FMC’s president and chief executive officer from 2001 until December 2009. Mr. Walter served as executive vice president of FMC Corporation from 2000 to 2001 and vice president and general manager of FMC’s Specialty Chemicals Group from 1997 to 2000. Mr. Walter is a member of the board of the New York Life Insurance Company. Director since January 1, 2005.

J. Steven Whisler, 59, retired as chairman and chief executive officer of Phelps Dodge Corporation, an international mining company, upon its merger with Freeport Copper and Gold, Inc. in March 2007. Mr. Whisler served as chairman and chief executive officer of Phelps Dodge Corporation from May 2000 until March 2007, and served on the board of Phelps Dodge Corporation from 1995 through March 2007. Mr. Whisler is a director of CSX Corporation and the Brunswick Corporation. He is also a director of the C.M. Russell Museum. Director since December 11, 2007.

Information about Our Corporate Governance

Our Commitment to Sound Corporate Governance Principles

We believe that good corporate governance is critical to achieving business success. Our Board has adopted Corporate Governance Guidelines that reflect its commitment to sound governance practices. In addition, each of our Board committees has its own charter to assure that our Board fully discharges its responsibilities to our shareowners. Our Board regularly reviews its Corporate Governance Guidelines and committee charters and makes changes from time to time to reflect developments in the law and the corporate governance area. Our Restated Certificate of Incorporation permits the size of our Board to range from nine to 18 members. Currently, the size of our Board is 11 members. Our Board maintains four standing committees, each of which is described in detail below, as well as an Executive Committee, which is comprised of the chair of each of the standing committees.

Our Corporate Governance Guidelines and our Board committee charters are available at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary at the address on page 6 of this proxy statement.

In each of the areas discussed below, we have embraced sound principles, policies and procedures to ensure that our Board and our management goals are aligned with our shareowners’ interests.

Code of Conduct

Our Board has adopted a Code of Conduct (Fourth Edition) that applies to our directors, officers and all employees to ensure that we conduct business in a legal and ethical manner. Our Code of Conduct is available at www.internationalpaper.com, under the “Company” tab at the top of the page and then under the “Ethics at IP” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Our Global Ethics and Compliance office is located at our global headquarters in Memphis, Tennessee. If an employee, customer, vendor or shareowner has a concern about ethics or business practices of the Company or any of its employees or representatives, he or she may contact the Global Ethics and Compliance office in person, via mail, e-mail, facsimile or telephone. Our Code of Conduct explains that there are multiple other channels for an employee to report a concern, including to his or her manager, human resources professional or legal counsel, or to our internal audit department.

Our HelpLine is also available 24 hours a day, seven days a week, to receive calls from anyone wishing to report a concern or complaint, anonymous or otherwise. Our HelpLine contact information can be found at www.internationalpaper.com, under the “Company” tab at the top of the page, then under the “Ethics at IP” link, then under “How Can We Help You?” on the right side.

All HelpLine contacts are immediately provided to the Global Ethics and Compliance office for further action and for a response to the person making the contact. Any report to any one of our multiple channels for reporting concerns that raises a concern or allegation of impropriety relating to our accounting, internal controls or other financial or audit matters is immediately forwarded to the Global Ethics and Compliance office, which is then responsible for reporting such matters, unfiltered, to the chair of our Audit and Finance Committee. All such matters are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee to ensure compliance with the Sarbanes-Oxley Act of 2002.

Risk Oversight

As set forth in the Company’s Corporate Governance Guidelines, the Board exercises oversight of the Company’s strategic, operational and financial matters, as well as compliance and legal risks. The Board is responsible for assuring appropriate alignment of its leadership structure and oversight of management with the interests of shareowners and the communities in which the Company operates. Pursuant to delegated authority as permitted by the Company’s By-Laws, Corporate Governance Guidelines, and committee charters, the Board’s four standing committees oversee certain risks, and the Audit and Finance Committee coordinates the risk oversight role exercised by various committees and management. The Company’s Corporate Governance Guidelines provide the foundation upon which the Board oversees a working system of principled goal setting and effective decision making, with the objective of establishing a vital, agile, and ethical corporate entity that provides value to the shareowners who invest in the Company and to the communities in which it operates.

Board Leadership Structure

Our Board has no policy with respect to the separation of the offices of Chairman and CEO. We currently combine the role of Chairman and CEO, coupled with an independent Presiding Director whose authority and roles are set forth in the Corporate Governance Guidelines. The Board believes that combining the position of Chairman and CEO is appropriate to further strengthen the Company’s governance structure by promoting unified leadership and direction for the Company, fostering accountability and allowing for a single, clear focus for management to execute the Company’s strategy and business plans.

The Board believes that consideration of this issue is part of the Company’s succession planning. The Board will continue to evaluate this structure going forward in light of factors and considerations prevailing at the time to determine whether the CEO should also serve as Chairman.

Director Independence Determination Process and Standards

Annually, our Board determines the independence of directors based on a review conducted by the Governance Committee and the General Counsel. The Governance Committee and the Board evaluate and determine each director’s independence under the NYSE Listed Company Manual’s independence standards and the Company’s Director Qualification Criteria and Independence Standards, which are consistent with, but more rigorous than, the NYSE standards.

Under SEC rules, the Governance Committee is required to analyze and describe any transactions, relationships or arrangements not specifically disclosed in this proxy statement that were considered in determining our directors’ independence. To facilitate this process, the Governance Committee reviews directors’ responses to our annual Directors’ and Officers’ Questionnaire, which requires disclosure of each director’s and his or her immediate family’s relationships to the Company, as well as any potential conflicts of interest.

In this context, the Governance Committee considered the relationships described below. Based on its analysis of the relationships and our independence standards, the Governance Committee concluded and recommended to our Board that none of these relationships impaired the independence of any director, including:

•	Non-profit and charitable organization affiliations of our directors. None of our directors serve as an executive officer of any organization to which we make charitable contributions.

•

Service by several of our directors as an executive officer at a company with whom we may do business. The Governance Committee determined that the commercial relationships involving routine, arms-length purchases and sales transactions between International Paper and these companies were not material under our independence standards. These standards provide that payments to or payments from the Company to a company for which a director serves as an executive officer, for property or services that are less than the greater of $750,000 or 1.75 percent of such other company’s consolidated gross revenues, are not considered a material relationship that would impair the director’s independence. We provide additional details about these relationships below.

Transactions Considered in Analysis of Director Independence

Director	Name of Employer	Business Relationship (including affiliated companies)	Dollar Amount of Routine Sales Transactions (approximate)	Amount exceeds greater of $750,000 or 1.75% of other company’s gross revenues?
David J. Bronczek	FedEx Express, a subsidiary of FedEx Corporation	Routine sales to FedEx Corp.	$207,500,579 in total, representing 0.714% of International Paper’s gross revenues in 2013	No
		Routine purchases from FedEx Corp.	$27,375,916 in total, representing less than 0.066% of FedEx’s gross revenues in 2013	No
Ilene S. Gordon	Ingredion Incorporated	Routine purchases from Ingredion Incorporated	$38,695,424 in total, representing less than 0.611% of Ingredion’s gross revenues in 2013	No

Director Qualification Criteria and Independence Standards

Our Board has adopted Director Qualification Criteria and Independence Standards, which it uses to evaluate incumbent directors being considered for reelection at each annual meeting, as well as to evaluate director-candidates. As noted in our Director Qualification Criteria and Independence Standards, neither the Governance Committee nor the Board has any specific minimum qualifications expected of qualified directors, although we do expect candidates to have ample experience and a proven record of professional success, leadership and the highest level of personal and professional ethics, integrity and values.

It is the policy of our Board that a majority of its members be independent from the Company, its management and its independent registered public accounting firm. Based on the Governance Committee’s review of our current directors, our Board has determined that each of our non-employee directors is independent: David J. Bronczek; Ahmet C. Dorduncu; Ilene S. Gordon; Jay L. Johnson; Stacey J. Mobley; Joan E. Spero; John L. Townsend, III; John F. Turner; William G. Walter; and J. Steven Whisler. We have one employee-director, our Chairman, Mr. Faraci, who is not independent. Each committee of the Board is comprised entirely of independent directors.

Further, the Governance Committee concluded and recommended to our Board, and our Board determined, that each of our non-employee directors meets the independence requirements for service on our Audit and Finance Committee, the Management Development and Compensation Committee and the Governance Committee.

Diversity of Our Directors

Our Board and the Governance Committee have assembled a Board comprised of experienced directors who are currently, or have recently been, leaders of major companies or institutions, are independent thinkers and have a wide range of expertise and skills. The Board, through its Governance Committee, seeks directors with a mix of backgrounds and experiences that will enhance the quality of its deliberations and decisions. The criteria considered by the Board and the Governance Committee include a person’s skills, current and previous occupations, other board memberships and professional experiences in the context of the needs of the Board. The Governance Committee Charter specifically directs the Committee to seek qualified candidates with diverse backgrounds, including but not limited to such factors as race, gender, and ethnicity. The satisfaction of these criteria is implemented and assessed through ongoing consideration of directors and nominees by the Governance Committee and the Board, as well as through the Board’s annual self-evaluation process.

Additionally, the Board believes that its membership should include individuals with a diverse background in the broadest sense, and is particularly interested in maintaining a mix that includes the following backgrounds:

•	Accounting and finance;
•	Environmental affairs and sustainability;
•	International operations;
•	Legal;
•	Manufacturing;
•	Marketing;
•	Public policy;
•	Public service;
•	Senior management level leadership in a comparable company or organization;
•	Strategic planning;
•	Supply chain; and
•	Technology.

Our Director Qualification Criteria and Independence Standards may be found at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Governance” link.

Specific Qualifications and Experience of Our Directors

We describe below for each director and nominee the specific experience, qualifications, attributes or skills that led our Board to conclude that such person should serve as a director of the Company in light of the Company’s business.

Director	Significant Experience	Rationale

David J. Bronczek	• Current CEO • International Operations • Environment, Public Policy, Public Service • Strategic Planning • Supply Chain • Technology • Marketing	As president and CEO of FedEx Express, a subsidiary of FedEx Corporation, Mr. Bronczek brings critical business insight to a large, diversified company with international operations. Mr. Bronczek has served in many capacities at FedEx Corporation, beginning his career in operations in 1976. His experience includes serving as senior vice president of Europe, the Middle East and Africa (EMEA), which is a region of strategic importance to International Paper’s business as well.

Ahmet C. Dorduncu	• Former CEO • Manufacturing • International Operations • Finance, Accounting • Strategic Planning • Supply Chain • Technology • Marketing	As chairman of Akkök Group and retired chairman and CEO of Sabanci Holding, two leading financial and industrial conglomerates, Mr. Dorduncu brings vast experience in international operations for a non-U.S. manufacturing company. He also has financial expertise that adds to the strength of our Board. His knowledge of regions of key importance to the Company brings even greater perspective to our Board.

John V. Faraci	• Current CEO • Manufacturing • International Operations • Environment, Public Policy, Public Service • Finance, Accounting • Strategic Planning • Supply Chain • Technology • Marketing	Under Mr. Faraci’s leadership, International Paper has successfully executed a major transformation plan, focusing the Company on our core global papers and packaging business, which resulted in record operating earnings and cash flow from operations in 2013. Mr. Faraci has developed a thorough understanding of all aspects of the Company’s businesses, leading the strategic decisions that continue to strengthen the Company. He has served International Paper as its CEO since 2003, with previous experience as executive vice president and CFO. He also has experience in overseas operations, having served as CEO of Carter Holt Harvey, a former subsidiary located in New Zealand. He has been with International Paper for more than 39 years. His service on the boards of publicly traded United Technologies Corporation and PPG Industries, Inc. gives him additional experience upon which he can draw as Chairman of our Board.

Director	Significant Experience	Rationale

Ilene S. Gordon	• Current CEO • Manufacturing • International Operations • Diversity • Environment, Public Policy, Public Service • Finance, Accounting • Strategic Planning • Supply Chain • Technology • Marketing	As chairman, CEO and president of Ingredion Incorporated (formerly Corn Products International, Inc.), Ms. Gordon brings senior management expertise and leadership capabilities, as well as broad understanding of the operational, financial and strategic issues facing public companies. Her previous experience at Rio Tinto’s Alcan Packaging includes manufacturing, supply chain and marketing. She has experience with operations overseas, including South America, Asia Pacific and Europe. Ms. Gordon brings strong financial expertise to our Board and our Audit and Finance Committee.

Jay L. Johnson	• Former CEO • Manufacturing • International Operations • Environment, Public Policy, Public Service • Finance, Accounting • Strategic Planning • Technology • Marketing	Having served as Chairman and CEO of General Dynamics Corporation and CEO of Dominion Virginia Power, Admiral Johnson is an experienced business leader who brings strong financial expertise and business acumen to our Board. He also brings strong leadership and management skills as a result of his distinguished 32-year military career. In addition, Admiral Johnson’s prior positions as a public company director provide him with a strong understanding of public company governance. He is a member of our Audit and Finance Committee and Governance Committee.

Stacey J. Mobley	• Manufacturing • Legal • International Operations • Environment, Public Policy, Public Service • Diversity • Strategic Planning • Supply Chain	Having served with DuPont for 35 years, including senior management responsibility for legal and government affairs, Mr. Mobley brings a deep understanding of legal compliance and oversight of a diversified, publicly traded company. Mr. Mobley’s service on other public company boards allows him to bring current insight into governance and other significant issues facing public companies. These experiences give Mr. Mobley a strong background upon which to draw as chairman of our Governance Committee.

Joan E. Spero	• Environment, Public Policy, Public Service • Finance, Accounting • Strategic Planning • Diversity • Marketing	Having served in various positions with the U.S. Department of State, Ms. Spero brings government relations depth and perspective to the Board which is critical as we work constructively with governments around the world. Ms. Spero also served in leadership positions at American Express and, as a result, brings business insight to a large, diversified company with international operations. Her service on other public company boards gives her experience with corporate governance issues and a broad range of strategic and tactical business matters.

John L. Townsend, III	• Finance, Accounting • Strategic Planning	Mr. Townsend brings strong financial acumen to our Board with his current experience working with private investment funds, as well as his previous experience as general partner and managing director for Goldman Sachs & Co. Mr. Townsend’s financial background, experience with the investment community and knowledge of financial markets make him well qualified to serve as a member of our Audit and Finance Committee.

Director	Significant Experience	Rationale

John F. Turner	• Environment, Public Policy, Public Service • International Operations • Former CEO • Finance, Accounting • Strategic Planning • Supply Chain • Technology • Marketing	Mr. Turner brings government relations depth and perspective to our Board, having served as Assistant Secretary of State for Oceans and International and Scientific Affairs. His experience in academia and as CEO of the Conservation Fund also gives him a broader perspective on current issues in sustainability and forest resources, which are critical issues to the Company. His service on other public company boards gives him experience and oversight of manufacturing, natural resource conservation and production as well as a broad range of strategic and tactical business matters. He actively supplements his financial background through director education courses with a focus on auditing, finance and budgeting responsibilities. These experiences give Mr. Turner a strong background upon which to draw as chairman of our Public Policy and Environment Committee.

William G. Walter	• Former CEO • Manufacturing • International Operations • Finance, Accounting • Strategic Planning • Technology • Marketing	Mr. Walter is an experienced business leader, having served from 2001 to 2009 as chairman and CEO of FMC Corporation, a large, publicly traded, manufacturing company with international operations. Mr. Walter continued to serve as FMC’s chairman through September 2010. Mr. Walter brings senior management experience, leadership capabilities, strong financial knowledge and business acumen to our Board, including as chairman of our Audit and Finance Committee and a member of our Management Development and Compensation Committee.

J. Steven Whisler	• Former CEO • Manufacturing • International Operations • Environment, Public Policy, Public Service • Finance, Accounting • Strategic Planning • Supply Chain • Legal	Mr. Whisler served as chairman and CEO of Phelps Dodge Corporation, a large, publicly traded, manufacturing company with international operations, prior to its acquisition in March 2007. He also served as General Counsel of Phelps Dodge and, as a result, has a deep understanding of the governance, compliance and regulatory issues facing public companies. His service on other public company boards further augments his range of knowledge and allows him to draw on various perspectives and viewpoints in his role as our Presiding Director and as chairman of our Management Development and Compensation Committee.

Director Nomination Procedures

Shareowners may submit recommendations for director candidates to the Governance Committee by writing to the Corporate Secretary. The candidates should meet the director qualifications criteria described above. The Governance Committee applies the same criteria in evaluating candidates recommended by shareowners as those from other sources. If a shareowner would like to nominate a director candidate, the shareowner must follow the procedures set forth in our By-Laws, including the deadline to make such nominations. See “Communicating with the Board” above.

Board of Directors’ Policies and Practices

Resignation Policies

We have two policies relating to director resignation. The first applies when a director has a substantial change in his or her principal occupation, and the second applies in relation to a director who does not receive a majority of shares voted in favor of his or her election. We describe each policy below.

First, if a director’s principal occupation changes substantially, he or she is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee then recommends to the Board whether or not to accept the resignation using the Director Qualification Criteria and Independence Standards. In 2013, no director was required to tender a resignation under this policy.

Second, our Restated Certificate of Incorporation was amended in 2008 to provide for majority voting of directors in non-contested elections. Pursuant to our By-Laws, any director nominee in a non-contested election who fails to receive the requisite majority of votes cast “for” his or her election must tender his or her resignation, and the Board, through its Governance Committee, will determine whether or not to accept the resignation. In 2013, no director was required to tender a resignation under this policy.

Mandatory Retirement Policies

Our Board revised its mandatory retirement policy for non-employee directors in 2010. Under the revised policy, a non-employee director is required to retire from our Board effective December 31 of the year in which he or she attains the age of 72. No director was required to retire under this policy during 2013. Mr. Turner, who has served on our Board since 2005, will retire under this policy in December 2014.

In addition, we have a mandatory retirement policy for CEOs, under which our CEO is required to retire as CEO effective on the first day after the month in which he or she attains the age of 65. Under this policy, Mr. Faraci is required to retire as CEO effective March 1, 2015.

Orientation and Continuing Education

Our new directors participate in a director orientation that includes written materials and presentations by Company employees who are subject matter experts, as well as meetings with senior management, our independent registered public accounting firm and both the Company’s and the Management Development and Compensation Committee’s compensation consultants. New directors visit several of our facilities and meet with employees. Continuing education occurs at Board and committee meetings, with specific topics of interest covered by management or outside experts. Directors are also offered the opportunity to attend director education programs provided by third parties. From time to time, directors visit a facility or significant operation, or attend meetings of Company officers, and at each Board meeting, they meet informally with senior leaders of the Company.

Board, Committee and Annual Meeting Attendance

The Board met nine times during 2013, with an average attendance rate of 96 percent. Each director attended 75 percent or more of the aggregate number of meetings of the Board and committees on which he or she served. As expected by our Corporate Governance Guidelines, all those who were directors at the time of the 2013 annual meeting were in attendance at the 2013 annual meeting.

Executive Sessions of Non-Management and Independent Directors

After regularly scheduled face-to-face meetings and, if needed, after telephonic meetings, non-management and independent directors of our Board meet in executive session without management present, chaired by the Presiding Director. If non-management directors are not independent, then the Presiding Director will also chair an executive session of independent directors at least once annually. In 2013, executive sessions were held at every regularly scheduled face-to-face Board meeting. Independent directors may engage, at the Company’s expense, independent legal, financial, accounting and other advisors as they may deem appropriate, without obtaining management approval.

Role of the Presiding Director

The Presiding Director is elected by the independent directors for a term of not less than one year. The Presiding Director has authority to call meetings of independent directors. He may consult and directly communicate with certain shareowners if requested. The duties of the Presiding Director include:

•	Determining a schedule and agenda for regular executive sessions in which independent directors meet without management present, and presiding over these sessions;

•	Presiding over meetings of the Board in the event the Chairman is not present;

•	Serving as liaison between the Chairman and independent directors;

•	Approving agendas of the Board and meeting schedules to assure there is ample discussion time;

•	Approving information sent to the Board; and

•	Organizing the process for evaluating the performance of the Chairman and CEO not less than annually in consultation with the Management Development and Compensation Committee.

Annual Board and Committee Self-Assessment

In accordance with a procedure established by the Governance Committee, our Board conducts an annual self-assessment of its own and its committees’ performance. The assessment is based on confidential, individual interviews with each independent director, conducted by the General Counsel.

Separately, an assessment of individual Board members is conducted by the Governance Committee and the Chairman of the Board prior to their nomination for election by shareowners, in accordance with the Director Qualification Criteria and Independence Standards discussed above.

Our Board Committees

As described above, in order to fulfill its responsibilities, the Board has delegated certain authority to its committees. The Board has four standing committees and one Executive Committee. Our four standing committees are: (i) Audit and Finance; (ii) Governance; (iii) Management Development and Compensation; and (iv) Public Policy and Environment. The Executive Committee meets only if a quorum of the full Board cannot be convened and there is an urgent need to meet.

Each committee has its own charter, and each charter is reviewed annually by each committee to assure ongoing compliance with applicable law and sound governance practices. The Governance Committee assesses the Executive Committee Charter. Committee charters are available at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Committee Assignments

Independent Board members are assigned to one or more committees. The Governance Committee recommends any changes in assignments to the entire Board. Committee chairs are rotated periodically, usually every three to five years.

Governance Committee

Meetings. Meeting agendas are developed by the Governance Committee chair in consultation with committee members and senior leaders, who regularly attend the meetings.

Responsibilities. The Governance Committee is responsible for assuring the Company abides by sound corporate governance principles, including compliance with the Company’s Certificate of Incorporation, By-Laws, and Corporate Governance Guidelines, and reviewing conflicts of interest, including related person transactions under our Related Person Transactions Policy and Procedures. The committee also serves as the Board’s nominating committee, responsible for identifying and recommending individuals qualified to become Board members and for evaluating directors being considered for re-election. The committee is also responsible for assuring that shareowner communications, including shareowner proposals, are addressed appropriately by the Board or Company management. The committee also recommends non-employee director compensation, and assists the Board in its annual self assessment.

Audit and Finance Committee

Meetings. Meeting agendas are developed by the Audit and Finance Committee chair in consultation with committee members and senior management, who regularly attend the meetings. On a regular basis, the committee holds an executive session without members of management, and it also meets privately with representatives from our independent registered public accounting firm, and separately with each of the Chief Financial Officer, General Counsel, Director of Internal Audit and Controller.

Responsibilities. The Audit and Finance Committee assists our Board in monitoring the integrity of our financial statements and financial reporting procedures, reviewing the independent registered public accounting firm’s qualifications and independence, overseeing the performance of our internal audit function and independent registered public accounting firm, coordinating our compliance with legal and regulatory requirements relating to the use and development of our financial resources, and monitoring the risk of financial fraud involving management and ensuring that controls are in place to prevent, deter and detect fraud by management.

Governance Committee

Current Members

Stacey J. Mobley (Chairman)

Jay L. Johnson

Joan E. Spero

John F. Turner

J. Steven Whisler

Four Meetings in 2013

Attendance Rate

94 percent

All Members are Independent

Audit and Finance Committee

Current Members

William G. Walter (Chairman)

Ahmet C. Dorduncu

Ilene S. Gordon

Jay L. Johnson

John L. Townsend, III

10 Meetings in 2013

Attendance Rate

88 percent

All Members are Independent

Audit and Finance Committee Report

The following is the report of the Audit and Finance Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2013.

The Audit and Finance Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and implementation and maintenance of effective controls to prevent, deter and detect fraud by management. The Audit and Finance Committee’s responsibilities are more fully described in its charter, which is accessible on the Company’s Web site at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Governance” link and the “Board of Directors” section. Paper copies of the Audit and Finance Committee charter may be obtained, without cost, by written request to Ms. Sharon R. Ryan, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197.

In fulfilling its oversight responsibilities, the Audit and Finance Committee has reviewed and discussed the Company’s annual audited and quarterly consolidated financial statements for the 2013 fiscal year with management and Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm. The Audit and Finance Committee has discussed with Deloitte & Touche the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche its independence from the Company and its management. The Audit and Finance Committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining the firm’s independence.

The Board has determined that the following members of the Audit and Finance Committee are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K: William G. Walter, Ilene S. Gordon, Jay L. Johnson, and John L. Townsend, III. The Board has determined that each member of the Audit and Finance Committee meets the independence and financial literacy requirements for audit committee members set forth under the listing standards of the NYSE and our independence standards.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The Audit and Finance Committee has approved and selected, and the Board of Directors has ratified, Deloitte & Touche as the Company’s independent registered public accounting firm for 2014.

Audit and Finance Committee

William G. Walter, Chairman	Jay L. Johnson
Ahmet C. Dorduncu	John L. Townsend, III
Ilene S. Gordon

The Company’s Independent Registered Public Accounting Firm

The Audit & Finance Committee is responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The committee has evaluated the qualifications, performance and independence of Deloitte & Touche LLP and appointed Deloitte & Touche LLP as the Company’s independent external auditor for the fiscal year 2014. Deloitte & Touche LLP has served as International Paper’s independent external auditor continuously since 2002. In order to assure continuing auditor independence, the Audit & Finance Committee periodically considers whether there should be a rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner for the period beginning with the 2014 reporting year, the Audit & Finance Committee and its chairperson were directly involved in the selection of Deloitte & Touche LLP’s new lead engagement partner. The members of the Audit & Finance Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of International Paper and its shareowners.

Deloitte & Touche’s reports on the consolidated financial statements for each of the three fiscal years in the period ended December 31, 2013, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Independent Auditor Fees

The Audit and Finance Committee engaged Deloitte & Touche to perform an annual integrated audit of the Company’s financial statements, which includes an audit of the Company’s internal controls over financial reporting, for the years ended December 31, 2012 and December 31, 2013. The total fees and expenses paid to Deloitte & Touche are as follows (in thousands):

	2012 ($)	2013 ($)
Audit Fees	14,752	16,852
Audit-Related Fees	5,914	8,614
Tax Fees	1,180	2,253
All Other Fees	28	—
Total Fees	21,874	27,719

Services Provided by the Independent Auditors

All services rendered by Deloitte & Touche are permissible under applicable laws and regulations, and are pre-approved by the Audit and Finance Committee. For a complete copy of International Paper’s “Guidelines of International Paper Company Audit and Finance Committee for Pre-Approval of Independent Auditor Services,” please write to the Corporate Secretary, or visit us on our Web site, www.internationalpaper.com, under the “Company” tab, then the “Governance” link.

Pursuant to rules adopted by the SEC, the fees paid to Deloitte & Touche for services provided are presented in the table above under the following categories:

1.	Audit Fees — These are fees for professional services performed by Deloitte & Touche for the audit and review of our annual financial statements that are normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and other services related to SEC matters. Audit fees in both years include amounts related to the audit of the effectiveness of internal controls over financial reporting.

2.	Audit-Related Fees — These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit and compensation plan audits, accounting consultations on divestitures and acquisitions, attestations by Deloitte & Touche that are not required by statute or regulation, consulting on financial accounting and reporting standards, and consultations on internal controls and quality assurance audit procedures related to new or changed systems or work processes.

3.	Tax Fees — These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes consultations on preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance. Deloitte & Touche has not provided any services related to tax shelter transactions, nor has Deloitte & Touche provided any services under contingent fee arrangements.

4.	All Other Fees — These are fees for other permissible work performed by Deloitte & Touche that do not meet the above category descriptions. The services relate to various consultations that are permissible under applicable laws and regulations, which are primarily related to engagements to provide advice, observations, and recommendations regarding operations, infrastructure and distribution to be considered by the Company.

Public Policy and Environment Committee

Current Members

John F. Turner (Chairman)

David J. Bronczek

Ahmet. C. Dorduncu

Stacey J. Mobley

Joan E. Spero

Four Meetings in 2013

Attendance Rate

100 percent

All Members are Independent

Executive Committee

Current Members

John V. Faraci (Chairman)

Stacey J. Mobley

John F. Turner

William G. Walter

J. Steven Whisler

No Meetings in 2013

Management Development and Compensation Committee

Current Members

J. Steven Whisler (Chairman)

David J. Bronczek

Ilene S. Gordon

John L. Townsend, III

William G. Walter

Five Meetings in 2013

Attendance Rate

92 percent

All Members are Independent

Public Policy and Environment Committee

Meetings. Meeting agendas are developed by the Public Policy and Environment Committee chair in consultation with committee members and senior leaders, who regularly attend the meetings.

Responsibilities. The Public Policy and Environment Committee has overall responsibility for the review of contemporary and emerging public policy issues, as well as technology issues pertaining to the Company. The committee reviews the Company’s health and safety policies, as well as environmental policies, including the Office of Sustainability policies, to ensure continuous improvement and compliance. The committee also reviews the Company’s policies and procedures for complying with its legal and regulatory obligations, including the Code of Conduct, and charitable and political contributions.

Executive Committee

The Executive Committee may act for our Board, to the extent permitted by law, if Board action is required and a quorum of our full Board cannot be convened on a timely basis in person or telephonically. The Chairman of our Board and the chair of each Board committee are members of the Executive Committee.

Management Development and Compensation Committee

The Management Development and Compensation Committee is responsible for overseeing our overall compensation programs and approving compensation of our senior management (other than the CEO). The committee is responsible for conducting performance evaluations of the Chairman and CEO not less than annually, in accordance with the process organized by the Presiding Director, and recommending compensation of the CEO to the independent directors based on such evaluations.

The committee is also responsible for discussing with Company management the required disclosure under Item 407(e)(5) of Regulation S-K, including the Compensation Discussion & Analysis that is prepared as part of this proxy statement, and for recommending that it be included in our proxy statement. The committee is responsible for ensuring that we have in place policies and programs for the development of senior leaders and succession planning. The committee acts as the oversight committee with respect to our retirement and benefit plans for senior officers and must approve significant changes to the retirement and benefit plans for our employees. With respect to those plans, the committee may delegate authority for both day-to-day administration and interpretation of the programs, except as it may impact our senior leaders or the CEO.

Meetings. Meeting agendas are developed by the Management Development and Compensation Committee chair in consultation with committee members and senior leaders, who regularly attend the meetings. An executive session without management present is held at each meeting.

The committee’s independent compensation consultant is Frederic W. Cook & Co., Inc. (“Cook”). Cook regularly attends the committee’s meetings.

Role of Independent Consultant. The committee engaged Cook, commencing in mid-2011, to serve as its independent, external compensation consultant. The committee has sole authority for retaining and terminating Cook, as well as approving the terms of engagement, including fees. Cook works exclusively for the committee and provides no services to the Company. Cook is expected to achieve the following objectives:

•	Attend meetings of the Management Development and Compensation Committee as requested;

•	Acquire adequate knowledge and understanding of our compensation philosophy and incentive programs;

•	Provide advice on the direction and design of our executive and director compensation programs;

•	Provide insight into the general direction of executive compensation within Fortune 250 companies; and

•	Facilitate open communication between our management and the Management Development and Compensation Committee, assuring that both parties are aware and knowledgeable of ongoing issues.

Assessment and Management of Compensation Related Risk. Beginning in 2009, the committee committed to completing an annual risk assessment to evaluate the Company’s compensation programs. In 2013, at the committee’s request, Cook conducted a risk assessment to determine if the Company’s compensation plans and programs encourage: unnecessary or excessive enterprise-wide risks; manipulation of financial measures to impact compensation; or behavior that focuses on short-term results at the expense of long-term value creation. The results of this 2013 review proved that the Company’s programs continue to be aligned with the interests of shareowners, appropriately reward pay for performance, and do not promote unnecessary or excessive risk. Based on this evaluation, the committee concluded that the Company’s executive compensation program appropriately aligns compensation with long-term shareowner value creation and avoids short-term rewards for decisions that could pose long-term risks to the Company as a result of the following factors:

•	Our compensation mix is appropriately balanced and incentive compensation is not overly weighted toward short-term performance at the expense of long-term value creation;

•	Our short-term incentive compensation award pool is appropriately capped, thereby limiting payout potential;

•

Our long-term incentive compensation is based entirely on performance shares, which are less leveraged than stock options and, unlike time-based restricted stock awards, reward both Company performance and stock price;

•	Our performance is measured against absolute and relative metrics to ensure quality and sustainability of Company performance;

•

We have adopted several programs that serve to mitigate potential risk, including officer stock ownership requirements, clawback policies in our incentive compensation programs, and non-compete and non-solicitation agreements to deter behavior that could be harmful to the Company either during or after employment; and

•	The committee maintains strict controls over the Company’s equity granting practices, and our incentive compensation plan prohibits option re-pricing.

Compensation Committee Interlocks and Insider Participation

The members of the Management Development and Compensation Committee during 2013 were Mr. J. Steven Whisler, Chairman, Mr. David J. Bronczek, Ms. Ilene S. Gordon, Mr. John L. Townsend, III, and Mr. William G. Walter. No member of the Management Development and Compensation Committee was, during the fiscal year, an officer or employee of the Company or was formerly an officer of the Company. Please refer to the discussion below related to “Transactions with Related Persons,” for additional information requiring disclosure by us under Item 404 of Regulation S-K under the Exchange Act for members of the Company’s Management Development and Compensation Committee.

In addition, no executive officer of the Company served as a member of the compensation committee (or its equivalent) of another entity, or as a director of another entity, one of whose executive officers served on our Management Development and Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or its equivalent) of another entity, one of whose executive officers served as one of our directors.

Transactions with Related Persons

Transactions Covered. Our Board has adopted a written policy and procedures for review and approval or ratification of transactions involving the Company and “related persons” (directors and executive officers and their immediate family members or shareowners owning 5 percent or greater of our outstanding common stock and their immediate family members).

The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the SEC’s rules (specifically, any transaction involving us in which:

(i)	the amount involved exceeded $120,000, and

(ii)	a related person had a direct or indirect material interest).

Related Person Transaction Review Procedures. Related person transactions are approved in advance by the Governance Committee whenever possible, or must be ratified as promptly as possible thereafter. We disclose in our proxy statement any transactions that are found to be directly or indirectly material to a related person.

Prior to entering into a transaction, a related person must provide the details of the transaction to the General Counsel, including the relationship of the person to the Company, the dollar amount involved, and whether the related person or his or her family member has or will have a direct or indirect interest in the transaction. The General Counsel evaluates the transaction to determine if the Company or the related person has a direct or indirect material interest in the transaction. If so, then the General Counsel notifies the CEO and submits the facts of the transaction to the Governance Committee for its review. The Governance Committee may approve a transaction only if these review procedures have been followed, and the Governance Committee determines that the transaction is not detrimental to the Company and does not violate the Company’s Conflict of Interest Policy.

Related Person Transactions. Please see the table on page 19 of this proxy statement under the heading “Transactions Considered in Analysis of Director Independence” for a description of related person transactions during 2013.

Our Related Person Transaction procedures are available at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who own more than 10 percent of our common stock, to file with the SEC initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5. Based solely on our review of these forms, and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all directors and officers complied with the filing requirements applicable to them for the fiscal year ended December 31, 2013.

Director Compensation

Compensation Philosophy

Our compensation program for non-employee directors is guided by the following principles. We believe our director compensation program should:

•

Provide total compensation comprising both cash and equity that targets the median level of compensation paid by our Compensation Comparator Group (“CCG”) listed in the Compensation Discussion & Analysis section of this proxy statement;

•	Align the interests of our directors with the interests of our shareowners;

•	Attract and retain top director talent; and

•	Be flexible to meet the needs of a diverse group of directors.

Each element of director compensation discussed below is recommended by the Governance Committee and approved by our Board.

Stock Ownership Requirements

Our director stock ownership policy was revised in May 2010 to require that our directors hold equity of the Company valued at two times (2X) the annual Board retainer (which, through April 30, 2014, requires ownership of Company stock equivalent to $460,000). Previously elected directors had until 2014 to meet this requirement, or, in the case of directors elected in 2010 or later, four years from the date of their election. We believe this helps align the interests of our directors with the interests of our shareowners. As of December 31, 2013, all directors who were required to meet the ownership levels held the requisite amount of equity.

Elements of Our Director Compensation Program

For the May 2013 – April 2014 performance year, compensation for our non-employee directors consists of:

•	An annual retainer fee that is a mix of cash and equity;

•	Committee chair fees, a Presiding Director fee, and an Audit and Finance Committee member fee, as applicable; and

•	Life insurance, business travel accident insurance, and liability insurance.

We evaluate the reasonableness and appropriateness of the total compensation paid to our directors in comparison to peer companies who comprise our CCG. We target our director compensation at the median of our CCG.

Annual Compensation

The annual retainer fees for the May 2013 – April 2014 performance year are shown in the table below. A director’s annual compensation is $230,000, approximately 41 percent of which is payable in cash and 59 percent of which is payable as equity. A director may elect to convert all or 50 percent of his or her cash retainer fee into shares of restricted stock. In order to encourage director stock ownership, a director who makes this election receives a 20 percent premium in additional shares of restricted stock. Five of the 10 non-employee directors who served during 2013 elected to receive stock in lieu of all or 50 percent of the cash retainer fee and received the applicable premium.

Directors may also elect to defer receipt of their equity retainer fee until January of the calendar year following retirement. Directors who make this election receive restricted stock units (“RSUs”) in lieu of restricted stock. Four of the 10 non-employee directors who served during 2013 elected to defer payment of all or a portion of their equity compensation until retirement. Elections with regard to form of payment and deferrals are made in December preceding each performance year.

We use the closing market price of the Company’s common stock on the day preceding our annual meeting in May to award the equivalent number of shares for the $136,000 equity retainer and restricted stock elected by our directors in lieu of their cash retainer fee. RSUs are settled in cash based on the closing price of the Company’s common stock as of December 31 of the year of the director’s retirement.

Directors earn dividends on their shares of stock and RSUs, which they may elect to receive either as cash or in the form of additional shares of restricted stock or RSUs. Dividends are paid to the director at the time the underlying award is vested or settled.

In addition, each committee chair receives a fee for his or her service in such role. For 2013, Messrs. Mobley, Turner, Walter and Whisler each received a committee chair fee. Members of our Audit and Finance Committee also receive an additional fee for their services on this committee. For 2013, Messrs. Dorduncu and Townsend, Ms. Gordon and Admiral Johnson each received all or some pro-rated portion of an Audit and Finance Committee member fee. As Presiding Director, Mr. Whisler also received a Presiding Director fee for 2013.

Type of Fee	2013-2014 Fee Amount ($)

Board Fees
Cash Retainer	$94,000

Equity Retainer	$136,000

Committee Fees
Audit and Finance Committee Chair	$25,000

Audit and Finance Committee Member	$10,000

Management Development and Compensation Committee Chair	$15,000

Governance Committee Chair	$15,000

Public Policy and Environment Chair	$15,000

Presiding Director Fee	$20,000

Directors’ Charitable Award Program

Directors who joined our Board on or before July 1, 2007, are eligible to participate in our charitable award program. Under this program, the Company will make a charitable donation in the aggregate amount of $1 million in the director’s name in 10 equal annual installments following the director’s death to the eligible colleges or universities selected by the director. This program was closed to new participants effective July 1, 2007.

Insurance and Indemnification Contracts

We provide life insurance in the amount of $10,500 to each of our non-employee directors, and travel accident insurance in the amount of $500,000 that covers a director if he or she dies or suffers certain injuries while traveling on Company business.

We provide liability insurance for our directors, officers and certain other employees at an annual cost of approximately $5 million. The primary underwriters of coverage, which was renewed in 2013 and extends to June 15, 2014, are XL Specialty Insurance Company and ACE American Insurance Company.

Our By-Laws provide for standard indemnification of our directors and officers in accordance with New York law. We also have contractual arrangements with our directors that indemnify them in certain circumstances for costs and liabilities incurred in actions brought against them while acting as our directors.

Our Analysis

We believe our director compensation program appropriately compensates our directors for their time and commitment to the Company and is consistent with our compensation philosophy as shown below.

Our Director Pay Principles	Our 2013 Director Pay Policies and Practices

☑ Target compensation at median of CCG	• Maintained mix of cash and equity in line with CCG

☑ Align the interests of our directors with the interests of our shareowners	• Paid 59 percent of compensation in the form of equity to ensure that directors, like shareowners, have a personal stake in the Company’s financial performance

☑ Attract and retain top director talent	• Compensated directors competitively, based on a cross-section of similar companies (CCG)

☑ Maintain flexibility to meet the needs of a diverse group of directors	• Continued to allow directors to choose between cash and equity and to elect to defer their fees until retirement

Non-Employee Director Compensation Table

The following table provides information on 2013 compensation for non-employee directors. This table shows fiscal year 2013 compensation based on the SEC’s compensation disclosure requirements. Since we pay our directors on a May to April performance year, the amounts in the table below show differences among directors because (i) each director makes an individual election to receive his or her fees in cash and/or equity; (ii) certain directors receive committee chair fees, a Presiding Director fee, and/or member fees; and (iii) directors may join our Board on different dates, so their compensation is prorated for the year.

Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David J. Bronczek	46,333	192,417	19,432	258,182
Ahmet C. Dorduncu	103,590	136,013	-	239,603
Ilene S. Gordon	-	258,819	-	258,819
Jay L. Johnson (effective 10/1/13)	-	149,312	-	149,312
Stacey J. Mobley	107,667	136,013	-	243,680
Joan E. Spero	-	248,822	-	248,822
John L. Townsend, III	111,329	136,013	19,432	266,774
John F. Turner	107,667	136,013	19,432	263,112
William G. Walter	79,333	136,013	19,432	234,778
J. Steven Whisler	-	283,836	-	283,836

(1)	As described above, certain directors elected to receive shares of restricted stock in lieu of cash and therefore had no cash compensation during 2013.

(2)	The value of stock awards shown in the “Stock Awards” column is based on grant date fair value calculated under Financial Accounting Standards Board (“FASB”) ASC Topic 718. The grant date fair value of the equity awards shown in the “Stock Awards” column is based on the closing price of the Company’s common stock on the last business day immediately preceding the date of grant.

Directors who elect to defer their equity retainer fee receive RSUs rather than restricted stock.

Restrictions on shares awarded to our directors under our current compensation plan lapse one year from the date of grant, and then the shares are freely transferable, subject to our director stock ownership requirement and securities regulations. RSUs are not transferable until a director’s retirement from the Board, death or disability. The cash value of RSUs is paid in January following retirement, death or disability. The following table shows the aggregate number of unvested shares of restricted stock and RSUs outstanding as of December 31, 2013, for each non-employee director.

Name of Director	Aggregate Number of Shares Outstanding That Have Not Vested and RSUs (#)
David J. Bronczek	8,641
Ahmet C. Dorduncu	2,925
Ilene S. Gordon	5,566
Jay L. Johnson (effective 10/1/13)	3,234
Stacey J. Mobley	2,925
Joan E. Spero	20,506
John L. Townsend, III	2,925
John F. Turner	2,925
William G. Walter	84,437
J. Steven Whisler	67,883
Total	201,967

(3)	Represents the annual expense of our charitable award program. We determine the total annual expense to the Company by using assumptions related to each current and retired director who participates in the program. We take into account each director’s age, years of service on our Board, and mandatory retirement age. We make a standard mortality assumption for all directors and use a discount rate of 6 percent. For directors who served in 2013, the aggregate accrued liability increased by $77,730, which was allocated ratably to those directors eligible to participate in the program based on the number of months each served. Non-employee directors vest in the program upon the earliest of (i) serving on our Board for at least 10 years, (ii) retiring from our Board at the mandatory retirement age, or (iii) in the event of disability or death. Directors derive no financial benefit from our charitable award program. We finance the program in part through life insurance policies, of which we are the beneficiary. We expect to receive an income tax deduction when we make the designated charitable awards. The amounts shown do not include the cost for each director of a $10,500 life insurance policy and a $500,000 business travel accident policy, the cost of which is less than $10,000 for each director.

Compensation Discussion & Analysis (“CD&A”)

Executive Summary

International Paper (“IP” or the “Company”) generated all-time record operating earnings, strong free cash flow and solid overall financial results in 2013 despite economic challenges in the markets where we operate. In 2013, we returned more cash to our shareowners as we initiated a $1.5 billion share buyback program and increased our dividend by 17 percent year-over-year. We continue to make strategic investments in long-term projects as part of our global strategy to position the Company for future growth. As a reflection of both our success and potential, IP’s stock price increased 23 percent in 2013 and nearly 80 percent over the last three years.

In this CD&A, we discuss the compensation paid to our executive officers who are identified as Named Executive Officers (“NEOs”) in the 2013 Summary Compensation Table found on page 68 of this proxy statement. The executive compensation program discussed in this CD&A applies to all of our executive officers, including our Chief Executive Officer (“CEO”) and 11 Senior Vice Presidents, whom we refer to as our Senior Leadership Team (“SLT”).

We also describe our pay-for-performance philosophy, key design principles and the governance policies that reinforce these principles. Our objective is to design an executive compensation program that encourages all of our leaders to produce outstanding financial results and create sustainable long-term value for our shareowners.

We embrace three key design principles that reinforce our pay-for-performance philosophy:

•

We target our executives’ pay at the median level of our Compensation Comparator Group (“CCG”). In our long-term incentive plan – representing the greatest percentage of total targeted compensation for our NEOs – we require slightly above-median Company performance, relative to our peers, for executives to receive a target payout.

•

To assure that our executives are focused on producing outstanding financial results, our short-term incentive compensation (“STI”) and long-term incentive compensation (“LTI”) programs use a combination of the following three performance measures:

(1) Cash Flow from Operations;

(2) Return on Invested Capital (“ROIC”); and

(3) Total Shareholder Return (“TSR”).

•

The Management Development and Compensation Committee of the Board of Directors (the “Committee”) conducts an annual risk assessment to ensure our incentive plans do not motivate excessive risk taking, as described under the heading “Assessment and Management of Compensation Related Risk” on page 29.

Responsiveness to Shareowners – Say-on-Pay Consideration

In May 2013, our “Say-on-Pay” proposal received overwhelming approval, with support from 97 percent of votes cast by our shareowners (similar to 98 percent in 2012, and up substantially from 73 percent in 2011). The Committee interpreted this continued strong level of support as affirmation of our responsiveness to shareowners through plan design changes made for 2012. While our executive compensation program was approved by nearly all of our voting shareowners in each of the past two years, the Committee and management remain firmly committed to addressing shareowner concerns and continuing to strengthen our pay-for-performance correlation, as well as the overall architecture of our executive compensation program.

As examples (and as summarized in the following chart):

•

In 2013, the Committee and the Board approved and required our officers to sign amended change-in-control agreements. The new agreements provide for double-trigger acceleration of equity-award vesting when the acquiring company provides replacement awards as substitution for outstanding equity awards upon the change in control. Previously, the agreements provided for single-trigger equity-award vesting exclusively. The double-trigger requirement calls for both a change in control and a qualifying termination of employment (i.e., involuntary termination without cause or departure for “good reason”) in order for the vesting of equity awards to accelerate. This treatment is widely recognized as a good governance practice, as it prevents officers from receiving an automatic windfall in the event of a change in control. It also serves as an incentive for the officers to continue with the Company through and after a change in control in order to receive the benefit of their unvested equity awards.

•

Beginning with our 2013 incentive compensation plans, the return on investment metric used in the plans is now defined as “Return on Invested Capital” (“ROIC”), replacing the previously used metric of “Return on Capital Employed.” The Committee made this change to more closely align the plans with the interests of the investment community, as most investors and stock analysts use ROIC as the primary measure of our returns versus our cost of capital.

We continue to engage:

•	our investors to gain insight into their views on our executive compensation program; and

•	proxy advisory firms, as needed, regarding the analytics used to derive their voting recommendations.

The Committee and management will continue to use the annual “Say-on-Pay” vote as a guidepost for shareowner sentiment and will continue to respond to shareowner feedback.

Summary of 2013 Plan Design Changes

Program Element	Design Change	Rationale
Variable Compensation

Both Management Incentive Plan (“MIP”) and Performance Share Plan (“PSP”)

•   Beginning with the 2013 MIP and PSP, the return on investment metric is now defined as “Return on Invested Capital” (“ROIC”), replacing the previously used return on investment calculation of “Return on Capital Employed”

(NOTE: ROIC for the MIP is an absolute measure, while ROIC for the PSP is measured relative to a pre-established peer group)

• More closely aligns with the interests of the investment community, as most investors and stock analysts use ROIC as the primary measure for our returns versus the cost of capital
Executive Benefits

Change-in-Control (“CIC”) Agreements

•   In 2013, all of our existing change-in-control agreements were amended to move from a “single-trigger” to a “double-trigger” approachA for acceleration of vesting of equity awards

A This “double-trigger” approach requires both (1) a change in control, and (2) a qualifying termination of employment (i.e., involuntary termination without cause or departure for “good reason”) in order to receive the benefit of any unvested equity awards

(NOTE: Since 2008, CIC protection has been extended only to our SLT, except for those VPs that were “grandfathered” at the time of the program change)

•    The double-trigger requirement is widely recognized as a good governance practice

•   Prevents officers from receiving an automatic windfall in the event of a change in control

•    Serves as an incentive for the officers to continue with the Company through and after a change in control

Other Governance Matters

Officer Stock Ownership

•   Stock ownership guidelines were modified in 2012, and became effective January 1, 2013, to replace the four-year grace period with a 50% stock retention requirement until the ownership requirement is met

• Ensures that executives are continually and steadily building a minimum level of equity ownership

NOTE: The above changes are discussed in detail throughout the remainder of this CD&A.

As shown in the table below, we have organized our CD&A to explain how the amounts paid to our NEOs are tied directly to our Company’s performance.

Part I:

How We Design Our Executive Compensation Program to Pay for Performance

Explains our philosophy and demonstrates that our CEO’s pay is appropriately tied to Company performance, describes how the Committee uses benchmarking to guide its decision making, and how the Committee, consultants and executive officers participate in the development of our program

Page 37
Part II:	Elements of Our Executive Compensation Program Describes each element of our program and explains how our incentive compensation plans are designed	Page 42
Part III:

NEO Compensation

Details the rationale for the Committee’s compensation decisions in 2013 related to the NEOs, describes each NEO’s individual, pre-established performance objectives, and compares the actual amounts paid to his or her targeted compensation

Page 53
Part IV:

Other Governance and Compensation Related Matters

Discusses the governance policies that reinforce our pay-for-performance philosophy and limit executive benefits, including, among others, our stock ownership requirements and clawback features of our incentive plans

Page 64
Part V:	Additional Information about Our Executive Compensation Provides detailed information about our NEO compensation for 2011, 2012 and 2013 in the Summary Compensation Table and other tables	Page 68

Part I: How We Design Our Executive Compensation Program to Pay for Performance

Executive Compensation Philosophy

Our executive compensation program continues to be designed to attract, retain and motivate our SLT to deliver Company performance that builds long-term shareowner value. To achieve our objectives, our program is designed around two guiding principles:

Compensation Principles	Rationale
Pay for performance	We reward achievement of specific goals that improve our financial performance and drive strategic initiatives to ensure sustainable long-term profitability.
Pay at risk	We believe that a significant portion of an executive’s compensation should be specifically tied to Company and individual performance.

Pay for Performance – CCG Analysis

The Committee reviews our CEO’s pay in relation to the Company’s performance to ensure alignment. While there are many companies to which we could compare ourselves based on industry, revenue or other criteria, we conduct our pay-for-performance review against our CCG because it is the group against which we benchmark our program design and targeted pay levels.

Each point on the chart below represents a CCG CEO’s three-year realizable compensation (the cash compensation actually paid plus the economic value of equity-based grants) relative to his or her company’s three-year performance in Total Shareholder Return (“TSR”) over the period 2010-2012.

Compared to our CCG, our CEO earned at the 85th percentile while the Company delivered TSR at the 80th percentile of our peer group. The Committee believes this graph clearly illustrates a strong pay-for-performance correlation, especially when compared year over year. The table shown below the graph demonstrates the close correlation between our CEO’s pay and the Company’s performance over the past four three-year performance periods. As the table makes clear, relative increases in the CEO’s pay correspond with advancement in the Company’s relative TSR, which benefits all of our shareowners.

•	This graph is based on the 2013 proxy filings of our CCG.
•	Total Shareholder Return reflects share price appreciation, adjusted for dividends and stock splits.
•	Realizable pay consists of:
1.	actual base salary paid over the three-year period,
2.	actual STI payouts over the three-year period, and
3.	LTI determined as shown below, with equity awards based on December 31, 2012 market value for each company;
a.	in-the-money value of stock options granted over the three-year period;
b.	service-based restricted stock awards granted over the three-year period;
c.	performance share awards:
i.	actual shares earned using actual performance achievement for grant cycles beginning and ending between 2010 and 2012; and
ii.	target shares granted over the three-year period assuming target performance, for performance cycles that have not yet been completed.
d.	performance cash awards:
i.	actual cash paid using actual performance achievement for grant cycles beginning and ending between 2010 and 2012; and
ii.	target cash levels provided over the three-year period assuming target performance, for performance cycles that have not yet been completed
•

The graph reflects CEO compensation for each company regardless of who actually served in the CEO role. This allows us to compare CEO compensation for a full three-year period for each company and focuses on the CEO position rather than specific individuals. Three companies (Caterpillar, Goodyear Tire & Rubber, and Schlumberger) experienced a change in personnel in the CEO position during the time frame of 2010 - 2012).

The following table demonstrates the close correlation between our CEO’s pay and the Company’s performance over the past four three-year performance periods.

Historical CEO Pay-for-Performance Alignment

as Compared to CCG

Three-Year Performance Period	Our CEO’s Realizable Pay Rank	Our Company’s TSR Rank
2010 - 2012	85th	80th
2009 - 2011	60th	100th
2008 - 2010	30th	40th
2007 - 2009	40th	40th

Pay at Risk – 2013 Total Target Compensation Mix

The chart below demonstrates our commitment to pay at risk. For 2013, 88 percent of our CEO’s target compensation and, on average, 77 percent of other NEOs’ target compensation was based on Company performance and was therefore at risk. Importantly, base salary comprises a relatively small portion of our NEOs’ compensation and is the only component of their Total Direct Compensation (defined below) that is not tied to Company performance.

Peer Group Benchmarking

The Committee benchmarks our compensation program against our CCG to assure that our pay levels remain competitive. We strive for consistency by retaining as many of the same companies in this group as possible from year to year. Changes are made to assure sufficient or appropriate data on which to base compensation decisions.

Our CCG consists of 20 publicly traded companies selected by the Committee from the Towers Watson General Industry Executive Compensation Survey database. CCG companies are selected utilizing the following criteria:

•	Competition for executive talent;

•	Comparable annual revenue, with market capitalization used as a modifier, as appropriate;

•	Global geographic presence; and

•	Complexity of business operations.

We believe our approach produces a more appropriate comparison than an industry peer group, such as one based on Global Industry Classification Standard (GICS) codes, because our industry peer group does not provide a sufficient number of companies that are of a comparable size and complexity. Additionally, our executives are aggressively recruited by businesses outside our limited industry peer group and we recruit from outside this group as well.

The Committee reviews an analysis, prepared by its consultant, Frederic W. Cook & Co., Inc. (“Cook”) of the pay levels of each member of our SLT to comparable positions at the CCG companies. Towers Watson provides data to Cook in order to compare the three elements of Total Direct Compensation (“TDC”):

•	Base salary;

•	Short-term incentive compensation; and

•	Long-term incentive compensation.

The Committee targets TDC at the median level (50th percentile) of our CCG. In our 2012 review, our SLT had target TDC levels that were 101% of the CCG survey median. Cook’s proxy analysis indicated that the CEO and CFO had target TDC levels that were 97% and 98% of the median, respectively.

The Committee, in conjunction with its consultant, uses this analysis as a frame of reference when setting pay levels. Actual compensation paid to our SLT will vary from benchmark medians based on factors such as:

•	Position scope and responsibilities;

•	Individual performance; and

•	Internal comparisons.

IP’s Targeted TDC = CCG Median (50th percentile)

2013 Compensation Comparator Group (“CCG”) (Revenues shown were used in late 2012 to benchmark pay for 2013)
Revenues (in billions) (1)
3M Company	$29.6
Alcoa Inc.	$24.4
Bunge Limited	$60.6
Caterpillar Inc.	$66.3
Dow Chemical Company	$58.4
E.I. DuPont de Nemours	$40.3
Eaton Corp.	$16.2
Emerson Electric Company	$24.3
FedEx Corp.	$42.7
Goodyear Tire & Rubber Company	$22.4
Hess Corp.	$37.4
Honeywell International Inc.	$37.5
Johnson Controls, Inc.	$42.4
Kimberly-Clark Corp.	$21.1
Lockheed Martin Corp.	$47.5
PPG Industries, Inc.	$15.1
Schlumberger Limited	$41.6
United States Steel Corp.	$20.1
Whirlpool Corp.	$18.4
Xerox Corp.	$22.6

25th Percentile	$22.1
50th Percentile	$33.5
75th Percentile	$42.4

International Paper Company	$27.7
IP Percent Rank	45.4%
IP Rank	12 of 21

(1) Most recently reported four quarters as of August 31, 2012

Role of the Management Development and Compensation Committee

The Committee is responsible for the Company’s executive compensation program, including the design elements of our program. The Committee approves:

•	Our compensation benchmarking process, as well as the companies used for comparison (our CCG) to ensure reasonableness and stability;

•	Overall effectiveness of our executive compensation program to ensure the design achieves our objectives;

•	Performance metrics and their respective weighting, as well as the companies against which we compare our relative performance;

•	SLT compensation, based on recommendations from the CEO; and

•	An annual evaluation of risk as it pertains to our Company-wide compensation plans and programs.

In addition, in a process directed by the Presiding Director, the Committee approves the CEO’s annual objectives and performance achievement, and recommends CEO compensation to the independent directors. The Committee reviews CEO performance semi-annually. The Committee recommends the CEO’s annual incentive award and base salary merit increase to the Board based on its assessment of his performance achievement. All elements of CEO pay are approved by the independent directors of the Board.

Role of Compensation Consultants

The Committee continued to engage Cook in 2013 to serve as its independent, external compensation consultant. The Committee relies on Cook to inform its decision-making process and has sole authority for retaining and terminating its consultant, as well as approving the terms of engagement, including fees. Cook works exclusively for the Committee and provides no services to the Company. Accordingly, the Committee has determined the firm to be independent from the Company. Separately, Cook has attested in writing as to its independence from the Company. The Company retains Towers Watson as its primary compensation consultant to advise on program design, provide and analyze benchmarking data, apprise management of evolving practices and trends, and perform other consulting services as needed. The Company engages other consultants, from time to time, for special projects as needed.

Role of Executive Officers in Compensation Decisions

The CEO makes recommendations to the Committee concerning the strategic direction of our executive compensation program. The Committee works closely with Mr. Paul Karre, Senior Vice President, Human Resources and Communications, who is responsible for making recommendations to the Committee concerning program design and administration, and with Ms. Sharon Ryan, Senior Vice President, General Counsel and Corporate Secretary, who provides legal advice to the Committee concerning disclosure obligations, governance and its oversight responsibilities.

Annually, the CEO reviews the performance of SLT members against their individual, pre-established performance objectives and discusses his assessment with the Committee. Each NEO’s pre-established objectives incorporate both qualitative and quantitative measures. In this way, measurement of individual performance differs from measurement of Company performance, which is based exclusively on quantitative measures. Based on each NEO’s year-end performance evaluation, the CEO, in consultation with Mr. Karre, recommends to the Committee any base salary increase and annual incentive award payment. Ultimately, the Committee takes into account the CEO’s recommendation, as well as input from its compensation consultant, in approving each SLT member’s compensation. The CEO does not participate in any Committee deliberations that involve his own compensation.

Part II: Elements of Our Executive Compensation Program

Overview

The primary elements of our executive compensation program are base salary, short-term (annual) incentive compensation under our Management Incentive Plan (“MIP”), long-term incentive compensation under our Performance Share Plan (“PSP”), and benefits.

Total Direct Compensation (“TDC”)

TDC is the combination of fixed and variable compensation. Other compensation elements, such as benefits, are not part of TDC, but the Committee reviews these elements also.

Base Salary

Base salary is the only fixed element of TDC. The Committee considers base salary merit increases annually based on individual performance, while taking into account whether market-based adjustments are necessary. Annual merit increases are effective April 1. The following table shows for each NEO the annual base salary in effect during 2013 and currently, and the adjustments made in 2013 and 2014 (also described in Part III).

	Annual Base Salary (Jan. - Mar.)	April 2013 Increase	Annual Base Salary (Apr. - Dec.)	Salary as Shown in Parts III and V	April 2014 Increase	Current Annual Base Salary
Mr. Faraci (CEO)	$1,391,000	4.2%	$1,450,000	$1,435,250	0.0%	$1,450,000
Ms. Roberts (CFO)	$720,000	0.0%	$720,000	$720,000	4.2%	$750,000
Mr. Joseph	$540,000	8.7%	$587,000	$575,250	0.0%	$587,000
Mr. Nicholls	$710,000	0.0%	$710,000	$710,000	0.0%	$710,000
Mr. Sutton	$585,000	10.0%	$643,500	$628,875	15.6%	$744,000

Variable Compensation: Overview and How We Assess Performance

We do not have guaranteed bonuses. Variable compensation is pay at risk and it is tied directly to both Company and individual performance. Company performance is based on the achievement of specific financial goals described below. Individual performance is rewarded upon achievement of specific pre-established objectives or priorities.

Element	IP Incentive Plan / Program	2013 Performance Metrics

Short-term Incentive Plan	Management Incentive Plan or MIP	Cash Flow from Operations Absolute ROIC

Long-term Incentive Plan	Performance Share Plan or PSP	ROIC Relative to Peers TSR Relative to Peers

Other equity awards, including awards of stock and service-based restricted stock/units, may be granted from time to time under limited circumstances to address specific recruitment, retention or other recognition efforts. In addition, stock options granted in past years remain outstanding (though none of our NEOs have any options outstanding); this program has since been discontinued (see Discontinued Stock Option Program on page 48).

How and Why We Chose Our Performance Metrics and Peer Groups

Our incentive compensation plans are designed around achievement of pre-established performance objectives that will drive improved financial performance of the Company. Each year the Committee assesses the appropriateness of the performance metrics, and makes adjustments based on the financial objectives most critical to the Company’s success.

The Committee approved a modification to one of the performance metrics used in the Company’s incentive compensation plans, beginning with the 2013 plan year. The metric “return on capital employed” was replaced with “return on invested capital” (“ROIC”), as fully described in footnote 2 below. This change more closely aligns the Company’s executive compensation program with the interests of the investment community. Most investors and stock analysts use ROIC as the primary measure of our returns versus the cost of capital.

We explain below why the Committee chose the performance metrics we use for our incentive compensation plans.

2013 ROIC PEER GROUP

Boise Inc*

Domtar Inc

Fibria Celulose S.A.

Klabin S.A.

Metsa Board (formerly M-real Corp)

MeadWestvaco Corp

Mondi Group

Packaging Corporation of America

RockTenn Company

Smurfit Kappa Group

Stora Enso Corp

UPM-Kymmene Corp

2013 TSR PEER GROUP

Alcoa Inc

Domtar Inc

Dow Chemical Company

E.I. DuPont de Nemours & Co

Fibria Celulose S.A.

Klabin S.A.

MeadWestvaco Corp

Mondi Group

Packaging Corporation of America

RockTenn Company

S&P 100 Index

S&P Basic Materials Index

Sappi Limited

Smurfit Kappa Group

Stora Enso Corp

United States Steel Corp

UPM-Kymmene Corp

*	NOTE: Boise was acquired by PCA in October 2013

Cash Flow from Operations1 is a measure of a company’s ability to generate cash and is an important indicator of its stock value. Focusing our leaders on generating cash flow is important to maintain a strong balance sheet, pay dividends, repay debt, maintain our assets and make investments for future growth.

Return on Invested Capital (“ROIC”)2 measures a company’s returns and can be compared to the cost of capital. Earning an ROIC target that is equal to or greater than our cost of capital is necessary for the Company to create long-term value for our shareowners.

Total Shareholder Return (“TSR”)3 reflects share price appreciation and dividends paid. TSR can be used to compare the performance of companies’ stocks over time, and we measure our relative TSR position over a three-year period against our TSR Peer Group. This is a key financial measure that aligns our long-term incentive pay with the value we create for our shareowners.

See “Calculation of Performance Metrics” footnotes on following page.

Why We Use Different Peer Groups

In the chart below, we explain why we use different peer groups for compensation benchmarking and measuring Company performance in our incentive plans.

Peer Group	Composition	Rationale
CCG	Includes 20 companies from many industries (Companies range in size from approximately 0.5 to 2.0 times IP’s revenue, which puts us in the mid-range)	These are the companies against which we are likely to compete for executive talent
ROIC Peers	Includes global industry competitors	These are the companies against which we compete for customer business
TSR Peers	Broader cross-section of basic materials companies engaged in global manufacturing and capital-intensive businesses	These are the companies against which we compete for investment dollars; and we include two indices: the S&P 100 and the S&P Basic Materials Index, which are commonly used for comparative purposes when analyzing investments

Calculation of Performance Metrics

The footnotes below explain the details of our performance metric calculations.

¹	For purposes of the incentive compensation plans discussed here, Cash Flow from Operations is calculated as cash flow from discontinued and continuing operations as well as cash flow from special items, and is shown in the Company’s Statement of Cash Flow as “Cash Provided by (Used for) Operations.” Cash flow as a result of pension contributions or other unanticipated, highly unusual items may, at the Committee’s discretion, be excluded in the calculation of “Cash Flow from Operations” for purposes of determining achievement of this cash flow metric. Specifically, related to the 2013 MIP plan, the following conditions also apply: The financial results of Temple-Inland’s Building Products business (which the Company sold during 2013) were excluded from the Cash Flow from Operations calculation. In addition, the cash impact of one-time costs associated with the Temple-Inland acquisition (e.g., fees, settlements, costs to achieve synergies, etc.) was excluded from this metric.

²	For purposes of the incentive compensation plans discussed here, ROIC is calculated as operating earnings before interest (including both earnings from continuing and discontinued operations up through the date of sale), and before the impact of special items and non-operating pension expense, divided by average invested capital. Invested capital is total equity (adjusted for pension) plus interest bearing liabilities. The numerator in the Company’s ROIC metric excludes the impact of special items (such as gains or losses associated with asset sales, restructuring costs, and significant out-of-period or “one-off” items) and non-operating pension expense. We calculate International Paper’s ROIC and our peer companies’ ROIC using the same methodology. Specifically, relating to the 2013 MIP plan, the following condition applies: The financial results of Temple-Inland’s Building Products business (which the Company sold during 2013) were excluded from the ROIC calculation.

³	For purposes of the incentive compensation plans discussed here, TSR is calculated as the change in the Company’s common stock price during the performance period plus the impact of any dividends paid and reinvested during the performance period. For all companies in our TSR Peer Group, both the beginning and ending common stock prices used are the average closing price of the 20 trading days immediately preceding the beginning and ending of the performance period. We calculate International Paper’s TSR and our peer companies’ TSR using the same methodology.

Management Incentive Plan (“MIP”)

Overview

The MIP is an annual, cash-based incentive plan designed to motivate employees to achieve our most critical short-term financial goals. In 2013, the MIP award pool, described below, was distributed among approximately 3,400 employees.

2013 Company Performance Metrics and Performance Achievement

The Company continued to use an absolute return on investment metric and Cash Flow from Operations in determining 2013 MIP awards. As explained previously, the Committee replaced “Return on Capital Employed” with “Return on Invested Capital” to better align our metrics with the interests of the investment community. The Committee continues to believe that the combination of these metrics will keep our leaders focused on improving the Company’s return on investment, as well as its cash generation capabilities. The chart below describes the specific design elements.

2013 MIP Performance Metrics	Metric Weight	Threshold Performance Payout %	Target Performance Payout %	Maximum Performance Payout %

Absolute ROIC	50%	7.6% ROIC 50%	10.2% ROIC 100%	13.3% ROIC 200%

Cash Flow from Operations	50%	Achieve $2.4B 50%	Achieve $3.2B 100%	Achieve $3.8B 200%

The Committee believes that our MIP performance targets should motivate management to achieve results that will drive superior investor returns.

2013 MIP Performance Metrics	Metric Weight	Actual Performance Attainment	Target Award Earned	Weighted Target Award Earned

Absolute ROIC	50%	9.2% ROIC	81.6%	40.8%

Cash Flow from Operations (A)	50%	$3.18B	98.9%	49.4%

Total Company Performance				90.2%

Board of Directors’ Discretionary Funding ($5M)				4.8%

Total Company Payout Percent				95.0%

(A)   In accordance with the 2013 MIP plan document, the Committee adjusted for the following items in determining sources and uses of cash for purposes of calculating performance achievement under the Cash Flow from Operations metric:

(i)	$0.03 billion pension contributions;

(ii)	$0.10 billion Temple-Inland one-time acquisition costs; and

(iii)	$0.05 billion other items, primarily proceeds from sale of fixed assets.

2013 Award Pool Calculation

The Company’s MIP target award pool is equal to the sum of each MIP-eligible employee’s target award, based on his or her position level in the Company. To calculate the award pool, the target award pool is multiplied by the Company’s 2013 performance achievement of 90.2 percent, resulting in an award pool of approximately $93.8 million. This pool was distributed among all employee participants.

The Committee has the discretion to decrease the award pool and has done so in the past. However, consistent with our philosophy that management should be rewarded for delivering outstanding financial results, the Committee also has discretion to increase the award pool by up to 25 percent, provided that the total final award pool does not exceed the maximum amount permitted under the 2013 MIP, which is 200 percent of target.

In recognition of the Company’s achievement of record operating earnings and cash flow from operations in 2013, the Committee exercised its discretion to increase the 2013 MIP award pool by $5 million (or 4.8 percent) exclusively, at management’s request, for the benefit of non-officer participants — resulting in a final award pool of approximately $98.8 million (or 95 percent of target). Management’s request and the Committee’s decision to exclude all officers were based on their desire to ensure non-officer participants were appropriately recognized for their efforts in helping the Company achieve its record operating earnings and cash flow from operations.

Individual MIP Awards

For all MIP-eligible employees, their respective awards are based on Company performance, as modified by individual performance. The CEO has discretion to recommend an award above the calculated award in recognition of exceptional individual performance beyond what is captured in explicit individual objectives. Additionally, individual MIP awards made to the SLT are capped at $10 million because they are made pursuant to a plan approved by our shareowners in 2009 for the purpose of qualifying as performance-based compensation under Internal Revenue Code (“Code”) Section 162(m).

The MIP award paid to each of our NEOs is described in Part III.

Performance Share Plan (“PSP”)

Overview

The PSP is a long-term, equity-based incentive plan designed to motivate employees to create long-term shareowner value. PSP awards are granted in performance-based restricted stock units (“PSUs”) annually to approximately 1,300 management-level employees based on position level in the Company and satisfactory performance evaluations. PSP awards are earned over three years based on the Company’s performance achievement in relative ROIC and relative TSR. Awards are paid in shares of Company stock. The number of shares ultimately paid includes the reinvestment of dividends earned on such shares during the three-year performance period.

Under the PSP, the actual number of shares paid to each employee is based solely on Company performance achievement that has historically been measured in four separate segments: three one-year segments, and one three-year segment (Segment 4). The Committee approves the Company’s performance achievement at the end of each segment, and the resulting award is “banked” for each employee.

Commencing with the 2012 grant, performance achievement is no longer measured using a segmented approach, but instead is measured over a single, three-year performance period just as Segment 4 was measured for prior PSP grants. Because the “segmented approach” was eliminated, performance is no longer “banked.” While eliminating segmentation makes it more difficult to predict the payout, the Committee believes this refinement to the PSP:

•	enhances the long-term nature of the program;

•	reduces complexity of the program;

•	better aligns with compensation best practices, recognizing company performance in long-term incentive plans is not typically measured in one-year increments; and

•	more closely correlates with the Company’s pay-for-performance philosophy on compensation.

The Committee does not have discretion to adjust the performance achievement upward for any segment, but may adjust it downward in the event the Company experiences negative ROIC or negative TSR.

NOTE: The 2011 PSP grant (which was paid in February 2014) is the last grant that has segmented performance measurement periods.

Company Performance Metrics and Objectives

In 2013, the PSP continued to focus on relative performance in ROIC (a change described on page 35) and TSR as shown below. Our officers’ awards are more heavily weighted to TSR, as compared to other employees’ awards. We believe that our most senior leaders, who more directly influence the strategic direction of the Company, should have a greater percentage of their PSP awards tied to TSR, as it aligns their pay with the long-term interests of the Company and our shareowners.

2013-2015 PSP Performance Metrics	Metric Weight		Performance Objective
	Officers	Non- Officers	Threshold Payout %	Target Payout %	Maximum Payout %

ROIC Relative to Peers	50%	75%	Rank 9 of 12A 25%	Rank 6 of 12A 100%	Rank 1 of 12A 200%

TSR Relative to Peers	50%	25%	Rank 13 of 18 25%	Rank 9 of 18 100%	Rank 1 of 18 200%

A Boise removed from peers due to acquisition by PCA in October 2013.

Payout Calculation

Based on market data, each PSP participant has a target award based on his or her position level. The actual number of shares paid may be higher or lower than the target award, based solely on the Company’s performance achievement. Possible payouts under the 2013 PSP range from 0 percent to 200 percent of the target award.

2011 – 2013 PSP Payout

For the 2011 – 2013 PSP, the performance achievement approved by the Committee in February 2014 is shown in the chart below. The 2011 PSP grant included a stretch goal with a possible additional 30 percent added (resulting in a maximum possible payout of 230 percent) if the Company had achieved ROI equal to or greater than 8 percent. This stretch goal was designed as an incentive for our leaders to achieve cost of capital returns.

The stretch goal was eliminated from plan design commencing with the 2012 PSP grant.

The 2011 – 2013 PSP award paid to each of our NEOs is described in Part III.

2011–2013 PSP Performance Metrics	Metric Weight for Officers	Segment One (2011)	Segment Two (2012)	Segment Three (2013)	Segment Four (2011-2013)

ROI Relative to Peers	50%	Ranked 4 of 11 50%	Ranked 4 of 10B 50%	Ranked 4 of 10B 50%	Ranked 3 of 10B 65%

TSR Relative to Peers	50%	Ranked 3 of 20A 82.5%	Ranked 6 of 20BC 65%	Ranked 12 of 20BC 25%	Ranked 5 of 19AB 70%

Absolute ROI Stretch Goal	+ 30%	Achieved + 30%	Not achieved	Not achieved	Not achieved

Total Segment Performance		162.5%	115.0%	75.0%	135.0%

2011–2013 PSP Payout for Officers			121.9%

A – AbitibiBowater removed from peers due to bankruptcy.

B – Temple-Inland removed from peers due to acquisition by IP.

C – Resolute Forest Products was formerly AbitibiBowater and was included after emerging from bankruptcy.

Other Equity Awards

Grants of Stock and Restricted Stock / Units

Other types of equity awards, such as grants of stock, restricted stock awards (“RSAs”) or restricted stock units (“RSUs”) are used infrequently for purposes of recruitment, retention or recognition. Vesting provisions for these awards vary on a case-by-case basis, but in all cases are forfeited if the participant voluntarily terminates employment prior to vesting. Mr. Joseph received an RSA grant of 10,000 shares during 2013 in recognition of his service, commitment and execution of key initiatives.

Discontinued Stock Option Program

We discontinued using stock options as part of our long-term incentive program for officers in 2004 and for all other employees in 2005. We now rely solely on performance-based equity awards under the PSP. Stock options were previously awarded semi-annually with an exercise price equal to the closing price of our common stock on the date immediately preceding Committee approval.

Although no new stock options have been granted since 2005, the program allows employees with outstanding options to obtain additional options, provided they exercise using the stock-swap method. This feature, referred to as a “reload,” allows a participant to receive up to a maximum of three automatic grants of additional options. Reloads are only available on the number of shares tendered to cover the purchase price of the shares.

Some participants, though none of our NEOs, continue to hold previously awarded outstanding stock options. Options remain exercisable for their full 10-year term, unless an employee is terminated or voluntarily leaves (other than in the event of death, disability or retirement eligibility), in which case the options expire immediately or within 90 days after termination, depending on the date the stock options were granted. All outstanding options will expire by March 2015.

Health Benefits

Health benefits are offered to all U.S. salaried employees and the Company pays approximately half of the costs to provide those benefits. The NEOs participate in the same health and retirement programs as other U.S. salaried employees. We do not offer any supplemental health care benefits to the SLT. Employees who annually earn more than $150,000 pay 25 percent more, on average, for comparable plans than employees who annually earn less than $75,000.

Retirement Benefits

The Company provides attractive retirement benefits that help the Company remain competitive in the market for top talent. In addition to our tax-qualified 401(k) savings plan and, if applicable, the Deferred Compensation Savings Plan, we provide retirement benefits to our U.S. salaried employees, including the SLT, as follows:

•	For employees hired prior to July 1, 2004: retirement benefits are provided under the Retirement Plan and the Pension Restoration Plan.

•	For employees hired on or after July 1, 2004: retirement benefits are provided through a retirement savings account funded by the Company through the Salaried Savings Plan.

We offer the Pension Restoration Plan to supplement the Retirement Plan for employees whose compensation is greater than the limits set by the Internal Revenue Service (“IRS”) for qualified retirement plans. Absent this plan, certain employees would not achieve a retirement benefit commensurate with their earnings during the course of their careers with us.

Members of the SLT may receive their non-qualified pension benefits under the Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”). We have offered the SERP since 1983 to recruit and retain senior and mid-career executives. The benefit formula was reduced for all new entrants into the program after June 30, 2004.

SERP participants become vested upon reaching age 55 with five years of service and, once vested, are eligible to receive their SERP benefit following retirement at the earlier of age 55 with 10 years of service or age 65 with five years of service. As described following the “Pension Benefits” table on page 74, SERP benefits are calculated under one of two formulas, depending on the dates of the participant’s employment and SERP eligibility.

The SERP was closed to new participants, effective January 1, 2012, due to the declining prevalence of this benefit in the market. In addition, as approved by the Committee on February 27, 2014, the Company will freeze participation (including credited service and compensation) in the Retirement Plan, Pension Restoration Plan and SERP for salaried employees, including the named executive officers, for all service on or after January 1, 2019. For service after this date, employees affected by the freeze will receive Retirement Savings Account contributions.

Retiree Medical Benefits

The Company provides retiree medical benefits to U.S. salaried employees who have not yet reached age 65, including our SLT, who are eligible to begin receiving retirement benefits under the Retirement Plan or who are at least age 55 and have 10 years of service when they terminate employment. The Company does not provide retiree medical benefits beyond age 65, but does offer assistance in enrolling in such benefits through the individual market. The Company no longer subsidizes the cost of these benefits for employees who were hired on or after January 1, 2004. For employees whose years of age and service were equal to or greater than 60 on January 1, 2004, the Company continues to offer a limited subsidy. Messrs. Faraci, Joseph and Sutton and Ms. Roberts are each eligible for the Company subsidy because they met the age and service requirements on January 1, 2004.

We also offer a Retiree Medical Savings Plan (“RMSP”) to U.S. salaried employees. Upon reaching age 45, employees may contribute to an RMSP account, and the contributions are credited with a Company match. Amounts contributed to the RMSP may be used to reimburse the cost of retiree medical coverage. Each of the NEOs is eligible to participate in the RMSP.

Salaried Savings Plan (“SSP”) and Deferred Compensation Savings Plan (“DCSP”)

The Company maintains a tax-qualified Salaried Savings Plan (“SSP”), a Code Section 401(k) plan, for U.S. salaried employees. Under the SSP, participants may defer compensation for retirement up to the limits set by the IRS.

In addition, the Company offers an unfunded, non-qualified Deferred Compensation Savings Plan (“DCSP”) for employees whose compensation is higher than the compensation limit set by the IRS for tax-qualified plans. The DCSP permits additional deferrals up to 85 percent of compensation, including base salary and MIP, beyond the contribution limits set by the IRS.

Deferred amounts under both the SSP and DCSP are credited with Company matching contributions equal to 70 percent of the participant’s contributions up to 4 percent of their compensation, plus 50 percent of contributions up to an additional 4 percent of compensation.

Amounts deferred in the DCSP earn returns based on investment options modeled after the investment funds in the SSP elected by the participant. Details regarding the DCSP follow the “Non-Qualified Deferred Compensation” table on page 77.

Salaried Employee Severance Plan

The Company provides severance to employees who are involuntarily terminated. SLT members participate in the same Salaried Employee Severance Plan that covers all U.S. salaried employees. The plan provides a lump-sum payment equal to two weeks’ salary for every year or partial year of service. Under certain circumstances, supplemental severance may be paid. Supplemental severance is limited by the Board policy described on page 65.

Employees are eligible for severance if they are terminated through no fault of their own and sign a termination agreement acceptable to the Company. The termination agreement includes confidentiality provisions, as well as restrictive covenants, as appropriate.

Executive Perquisites

The Company presently offers no perquisites to our NEOs other than:

•	the CEO’s limited personal use of Company aircraft and automobile, which is described in Part IV;

•

standard benefits and perquisites under our Global Mobility Policy, which establishes many of the benefits and perquisites provided to employees who serve or have served as expatriates, and are disclosed in Part V; and

•	benefits granted to grandfathered participants in 2008 in our Executive Supplemental Life Insurance Program (“ESIP”), which are described below.

Executive Supplemental Life Insurance (“ESIP”)

This SLT benefit was closed to new participants effective January 1, 2008 and thus Mr. Joseph and three other SLT members do not have this benefit. The ESIP provides an individually owned, permanent life insurance policy with a pre-retirement death benefit equal to two times annual salary and a cash value accumulation designed to provide a post-retirement death benefit equal to one times final salary. The Company pays the full premium cost, and participants are responsible for the income tax due on the premiums.

Change-in-Control Agreements

The Company has entered into change-in-control agreements with certain executives that provide severance and other benefits in the event of a change in control of the Company. Our Board believes that maintaining change-in-control agreements is a sound business practice that protects shareowner value prior to, during and after a change in control, and allows us to recruit and retain top executive talent. Our program is only available to the SLT, except for those vice presidents grandfathered in the program as of February 2008. Each NEO is covered by the same form of agreement.

We believe that this program aligns executive and shareowner interests by enabling leaders of the Company to focus on the interests of shareowners and other constituents when considering a potential change in control, without undue concern for their own financial and employment security.

As part of its ongoing oversight of this program, the Board modified the program in 2010 to eliminate the excise tax gross-up provision, replacing it instead with a “best net” calculation. Under this “best net” approach, the Company will, prior to making any payments, perform a calculation comparing:

•	the net benefit after payment of excise tax by the executive that would be applied, and

•	the net benefit if the payment had been limited to the extent necessary to avoid the imposition of an excise tax.

This comparison will determine the higher “net” benefit payable under the agreement. Benefits are not payable unless an irrevocable release of any employment-related claims is signed. This change reflects a best practice in the marketplace. In no event will the Company pay a gross-up for excise taxes.

In 2013, the Committee and the Board approved and required our officers to sign amended change-in-control agreements. The new agreements provide for double-trigger acceleration of equity-award vesting upon a change in control when the acquiring company provides replacement awards as substitution for outstanding equity awards. Previously, the agreements provided for single-trigger equity-award vesting upon a change in control in all circumstances. The double-trigger requirement calls for both a change in control and a qualifying termination of employment (i.e., involuntary termination without cause or departure for “good reason”) in order for the vesting of equity awards to accelerate. This treatment is widely recognized as a good governance practice, as it prevents officers from receiving an automatic windfall in the event of a change in control. It also serves as an incentive for the officers to continue with the Company through and after a change in control in order to receive the benefit of their unvested equity awards.

Benefits Available Upon Termination of Employment Following Change in Control

As shown in greater detail in the “Potential Payments Upon Change in Control” table in Part V, our change-in-control agreements provide the following benefits to NEOs only if there has been both a change in control of the Company and a qualifying termination of employment, i.e., they are terminated without cause by the new employer or the employee departs for “good reason” within two years of the change in control (“double-trigger” benefits):

•	Cash severance payment equal to three times the sum of base salary plus target MIP;

•

Prorated MIP for the year of termination of employment (based on target achievement if the employee is terminated in the same year as the change in control, or based on actual achievement if the employee is terminated in the year following the change in control);

•

SERP participants whose benefit is calculated under Formula A will receive a benefit equal to the higher of (i) 50 percent of compensation, or (ii) the SERP benefit that would be paid absent a change in control but with three additional years of service and age. SERP participants whose benefit is calculated under Formula B will receive their benefit calculated under the Pension Restoration Plan that would be paid absent a change in control, but with three additional years of service and age;

•	Medical and dental insurance for three years, and retiree medical coverage, if eligible; and

•	Where replacement awards are provided in substitution for outstanding equity awards upon the change in control, all such replacement awards vest and become unrestricted.

Beginning in 2012, for change-in-control agreements with future non-CEO SLT members, the cash severance payment multiple has been reduced to two times (from three times) the sum of base salary plus target MIP, and the additional years of pension credit and the benefit continuation period have been reduced to two years (from three years).

Benefits Available upon Change in Control

Currently, the following benefits are payable upon a change in control and do not require termination of employment:

•

Where replacement awards (as defined in the change-in-control agreements) are not provided in substitution for outstanding equity awards upon the change in control, all equity awards vest and become unrestricted, as follows:

1.	All PSP shares vest and the full value of all PSP awards is paid for all performance periods (including those not yet completed) based on (a) target performance if the change in control occurs during the first year of the performance period, and (b) actual performance measured through the date of the change in control if it occurs on or after the first year of the performance period;

2.	Service-based restricted stock awards vest and become unrestricted; and

•	SERP participants whose benefit is calculated under Formula A will vest in their benefit and the minimum benefit will increase from 25 percent of compensation to 50 percent of compensation.

We have offered these limited single-trigger benefits for the purpose of:

•	Maintaining our competiveness in attracting and retaining executive talent;

•	Ensuring that our executives receive the benefit of their efforts prior to a change in control and are not penalized with a loss of equity compensation; and

•

Further aligning the interests of our executives with our shareowners, since the risk of losing equity compensation could create a conflict of interest for our executives if the Company were pursuing a change-in-control transaction.

In light of the difficulty in determining relative performance achievement in our PSP following a change in control of the Company, we provide for payment of PSP awards as described above. Further, in light of the seniority of our covered executives, and their proximity to retirement age, we believe that increasing their pension protection provides appropriate retirement security in their employment following a change in control.

Part III: NEO Compensation

Overview

In this Part III, we describe the Committee’s 2013 compensation decisions with respect to each NEO, other than the CEO, and its recommendations to the Board concerning the CEO. We also include a description of each NEO’s accomplishments considered by the Committee when making its compensation decisions. In the compensation review used to establish our 2013 TDC levels, our CEO’s target TDC was 101 percent of the CCG median, and our NEOs, in aggregate, had target TDC levels that were 104.7 percent of the CCG median. The year-over-year change in these percentages is attributable to three components: (1) general market compensation adjustments; (2) change in the company’s NEOs from 2012 to 2013; and (3) a change in roles and responsibilities for Ms. Roberts and Mr. Nicholls.

Comparison of CEO’s Compensation to Other NEOs’ Compensation

We do not have a policy that dictates a specific ratio of CEO compensation to other NEOs or the SLT. Generally, we base our compensation decisions on principles of internal equity and external market competitiveness. The difference that exists between our CEO’s compensation and our other NEOs is based on the complexity of the CEO’s leadership responsibilities for the global enterprise.

2013 Targeted Compensation Mix versus 2013 Actual “Realized” Compensation

We illustrate targeted compensation versus actual “realized” compensation (excluding stock option exercises in 2013) in the individual graphs for each NEO below.

The “Target” column includes:

(i)	2013 actual base salary paid;

(ii)	2013 target MIP; and

(iii)	the target value of the 2011-2013 PSP granted in 2011.

The “Actual” column represents what we believe is the appropriate way to illustrate actual pay earned, and includes:

(i)	2013 actual base salary paid;

(ii)	2013 MIP paid in February 2014; and

(iii)	the actual value of the 2011-2013 PSP paid in February 2014.

In comparing the following charts to the Summary Compensation Table, you will see that the value shown for the “equity awards” differs. Equity awards granted in 2013 are shown in the Summary Compensation Table, while equity awards valued and paid in 2014 for performance or service periods ending in 2013 are shown in the following charts. We valued the equity awards for the 2011-2013 PSP in the following charts based on the closing price ($47.42) of the Company’s common stock on February 7, 2014, which is the trading day immediately preceding the date the Committee approved payout of the 2011-2013 PSP award.

John V. Faraci Chairman of the Board and Chief Executive Officer

John V. Faraci has over 39 years of service with the Company and has served as Chairman and CEO since November 2003. Earlier in 2003, he was elected President of International Paper, and he served as Executive Vice President and Chief Financial Officer from 2000 to 2003. From 1999 to 2000, he was Senior Vice President and Chief Financial Officer. From 1995 to 1999, he was Chief Executive Officer and Managing Director of Carter Holt Harvey Ltd., a former majority-owned subsidiary of International Paper located in New Zealand.

2013 Compensation Decisions
Element of Compensation	Compensation Amount	Rationale
2013 Actual Base Salary Paid	$1,435,250 (incorporates 4.2% increase effective April 2013)

This increase reflects Mr. Faraci’s accomplishments in 2012, and brings his base salary closer to midpoint of the position level within our Company’s salary structure. Mr. Faraci did not receive a base salary increase in 2012, and he did not receive one for 2014.

2013 MIP Award	$1,874,300 (90.2% combined Company and individual performance achievement)

Mr. Faraci’s MIP payout was based on the Company’s financial performance and his individual achievements. Among the achievements considered by the Committee in its CEO evaluation and its compensation recommendations to the Board were:

•     Led the Company to generate record operating earnings and cash flow from operations, as well as significantly improved total shareholder return.

•     Returned additional cash to shareowners with initiation of $1.5 billion share buyback program and 17 percent increase in annual dividend.

•     Successfully executed important strategic matters, such as successful negotiation of xpedx/Unisource business combination, completion of Temple-Inland integration, entry into Brazilian packaging with Orsa JV, buyout of JV partner in Turkey, and completion of two capital projects in Russia through the Ilim JV.

•     Actively and effectively, along with the Presiding Director, led CEO succession process, and continued to cultivate strong and engaged leadership throughout the organization.

2011-2013 PSP Payout	426,697 shares, including reinvested dividends (valued at $20,233,972)	PSP payout of 121.9% is based solely on the Company’s performance achievement in relative ROI and relative TSR described in Part II.

The chart below compares Mr. Faraci’s 2013 actual compensation paid against targeted compensation levels.

For details regarding stock options exercised by Mr. Faraci during 2013 (which are not reflected in the chart above), see the “Option Exercises and Stock Vested in 2013” table on page 73 of this proxy statement.

Carol L. Roberts Senior Vice President and Chief Financial Officer
Carol L. Roberts has over 32 years of service with the Company. She has served as our CFO since November 2011. Prior to this, she led our Industrial Packaging Group (“IPG”) business, which represents a significant part of the Company’s overall business. Ms. Roberts began her career with International Paper in 1981 as an Associate Engineer at a mill in Mobile, Alabama. Ms. Roberts was named Vice President of our Industrial Packaging business in 2000 and was named Senior Vice President in late 2005. Ms. Roberts is a director of Ilim Holding S.A., a Swiss Holding Company in which International Paper holds a 50% interest, and of its subsidiary, Ilim Group.

2013 Compensation Decisions
Element of Compensation	Compensation Amount	Rationale
2013 Actual Base Salary Paid	$720,000 (no base salary increase in 2013)	No base salary adjustment was deemed necessary in 2013 in light of our CCG benchmarking data.
2013 MIP Award	$633,000 (102.8% combined Company and individual performance achievement)

Ms. Robert’s MIP payout was based on the Company’s financial performance and her individual achievements. Among the achievements considered by the Committee were:

•     Executed excellent cash management and allocation decisions, including returning additional cash to shareowners with initiation of $1.5 billion share buyback program and 17 percent increase in annual dividend.

•     Demonstrated excellent leadership in promoting and developing talent within the Company’s finance organization.

•     Provided active involvement and effective leadership in Russia as member of Ilim Board.

•     Effectively communicated with investors to enhance Company’s value.

2011-2013 PSP Payout	94,536 shares, including reinvested dividends (valued at $4,482,897)	PSP payout of 121.9% is based solely on the Company’s performance achievement in relative ROI and relative TSR described in Part II.

The chart below compares Ms. Roberts’ 2013 actual compensation paid against targeted compensation levels.

For details regarding stock options exercised by Ms. Roberts during 2013 (which are not reflected in the chart above), see the “Option Exercises and Stock Vested in 2013” table on page 73 of this proxy statement.

Tommy S. Joseph Senior Vice President, Manufacturing, Technology, EHS&S & Global Sourcing
Tommy S. Joseph has over 31 years of service with the Company. He has served as Senior Vice President – Manufacturing, Technology, EHS&S and Global Sourcing since January 2010. He previously served as Senior Vice President – Manufacturing, Technology, EHS&S from February 2009 until December 2009, and Vice President – Technology from 2005 until February 2009. Mr. Joseph is a director of Ilim Holding S.A., a Swiss Holding Company in which International Paper holds a 50% interest, and of its subsidiary, Ilim Group.

2013 Compensation Decisions
Element of Compensation	Compensation Amount	Rationale
2013 Actual Base Salary Paid	$575,250 (incorporates 8.7% increase effective April 2013)

Mr. Joseph’s base salary increase in 2013 reflects his strong performance and achievements in leading our manufacturing, technology, global sourcing and environment, health, safety, sustainability organizations.

2013 MIP Award	$433,000 (105.5% combined Company and individual performance achievement)

Mr. Joseph’s MIP payout was based on the Company’s financial performance and his individual achievements. Among the achievements considered by the Committee were:

•     Achieved significantly improved results in the areas of safety and environmental incidents.

•     Led outstanding manufacturing performance, effectively managing mill outages across the enterprise.

•     Provided active involvement and effective leadership in Russia as member of Ilim Board.

2011-2013 PSP Payout	59,142 shares, including reinvested dividends (valued at $2,804,514)	PSP payout of 121.9% is based solely on the Company’s performance achievement in relative ROI and relative TSR described in Part II.

The chart below compares Mr. Joseph’s 2013 actual compensation paid against targeted compensation levels.

For details regarding stock options exercised by Mr. Joseph during 2013 (which are not reflected in the chart above), see the “Option Exercises and Stock Vested in 2013” table on page 73 of this proxy statement.

Tim S. Nicholls Senior Vice President, Printing & Communications Papers and IP Latin America (former CFO)
Tim S. Nicholls has over 22 years of service with the Company. Mr. Nicholls served as our CFO from December 2007 through November 2011, when he assumed responsibility of our Printing and Communication Papers (“P&CP”) and Latin American businesses. Mr. Nicholls previously served as Vice President and Executive Project Leader of IP Europe during 2007, and Vice President and CFO of IP Europe from 2005 to 2007. He was also President of Weldwood (formerly a wholly owned subsidiary of International Paper headquartered in Vancouver, Canada) from 2002 to 2005.

2013 Compensation Decisions
Element of Compensation	Compensation Amount	Rationale
2013 Actual Base Salary Paid	$710,000 (no base salary increase in 2013)	No base salary adjustment was deemed necessary in 2013 in light of our CCG benchmarking data.
2013 MIP Award	$434,000 (70.5% combined Company and individual performance achievement)

Mr. Nicholls’ MIP payout was based on the Company’s financial performance and his individual achievements. Among the achievements considered by the Committee were:

•     Managed P&CP business well, effectively addressing challenges and capitalizing on opportunities.

•     Continued to strengthen P&CP business in key leadership roles.

•     Led successful execution of key strategic projects, including Courtland, AL mill shutdown, growth in Brazil, and ramp-up of fluff pulp production at Franklin, VA paper mill.

2011-2013 PSP Payout	108,249 shares, including reinvested dividends (valued at $5,133,168)	PSP payout of 121.9% is based solely on the Company’s performance achievement in relative ROI and relative TSR described in Part II.

The chart below compares Mr. Nicholls’ 2013 actual compensation paid against targeted compensation levels.

For details regarding stock options exercised by Mr. Nicholls during 2013 (which are not reflected in the chart above), see the “Option Exercises and Stock Vested in 2013” table on page 73 of this proxy statement.

Mark S. Sutton Senior Vice President, Industrial Packaging
Mark S. Sutton has over 29 years of service with the Company. In November 2011, Mr. Sutton assumed responsibility for our Industrial Packaging Group (“IPG”) business. Prior to this role, he led our Printing and Communication Papers (“P&CP”) business since January 2010. He previously served as Senior Vice President – Supply Chain from March 2008 through 2009, Vice President – Supply Chain from June 2007 through February 2008, and Vice President – Strategic Planning from January 2007 through May 2007.

2013 Compensation Decisions
Element of Compensation	Compensation Amount	Rationale
2013 Actual Base Salary Paid	$628,875 (incorporates 10% increase effective April 2013)	Mr. Sutton’s base salary increase in 2013 reflects his strong performance and achievements in leading our industrial packaging business.
2013 MIP Award	$577,000 (109.9% combined Company and individual performance achievement)

Mr. Sutton’s MIP payout was based on the Company’s financial performance and his individual achievements. Among the achievements considered by the Committee were:

•     Provided strategic leadership to IPG, which resulted in record profitability for the business.

•     Completed successful integration of Temple-Inland and successfully began optimization of IPG network.

•     Cultivated strong leadership and talent within IPG organization.

2011-2013 PSP Payout	72,760 shares, including reinvested dividends (valued at $3,450,279)	PSP payout of 121.9% is based solely on the Company’s performance achievement in relative ROI and relative TSR described in Part II.

The chart below compares Mr. Sutton’s 2013 actual compensation paid against targeted compensation levels.

For details regarding stock options exercised by Mr. Sutton during 2013 (which are not reflected in the chart above), see the “Option Exercises and Stock Vested in 2013” table on page 73 of this proxy statement.

Part IV: Other Governance and Compensation Related Matters

Insider Trading and Anti-Hedging/Anti-Pledging Policies

The Company has adopted comprehensive and detailed policies that regulate trading in Company securities by our insiders, including the SLT and Board members. These policies include information regarding trading “blackout” periods and explain when transactions in Company securities are permitted. The policies also set forth certain types of transactions that are strictly prohibited, including:

•	publicly traded options, such as puts, calls and similar instruments, and short sales;

•	hedging and monetization transactions, such as zero-cost collars and forward-sale contracts; and

•	margin accounts and pledges.

Rule 10b5-1 Trading Plans

SLT members are permitted to establish trading plans under Section 10b5-1 of the Exchange Act during certain open trading windows when the executive does not possess any material, non-public information about the Company. The purpose of these plans is to permit the executive to diversify his or her holdings of Company stock during periods in which the executive would otherwise be unable to buy or sell such stock because he or she possessed material, non-public information about the Company. In consultation with his or her financial advisor, each executive enters into his or her own pre-determined plan, which includes specific instructions for the broker to exercise stock options and/or sell Company stock on the open market. Any such trading plan must be submitted in writing to the Company’s General Counsel for review and approval prior to its effective date and must meet certain requirements, including:

•	no purchases or sales of Company securities may be made outside of the plan, once in effect;

•	the plan must run for at least one year and no more than 18 months (but can end prior to that time if all sales or purchases have been completed);

•

a plan may not be voluntarily terminated prior to its expiration date without the General Counsel’s pre-approval or when the executive possesses any material, non-public information about the Company, and a new plan may not be established until at least 180 days after any such voluntary termination;

•	the first trade under the plan cannot occur until 30 days after execution of the plan; and

•	execution of the plan is disclosed in an SEC filing.

Mr. Faraci is our only NEO who currently has a 10b5-1 trading plan, and one other SLT member (William P. Hoel) currently has such a plan.

Officer Stock Ownership and Retention Requirements

All of our officers are expected to own shares of our common stock with a minimum market value based on a multiple of base pay. This policy is intended to align our officers’ interests with those of our shareowners and encourage long-term shareowner value creation by requiring officers to have a significant equity stake in the Company. Our stock ownership requirements are based on position level:

Position Level	Ownership Requirement
Chief Executive Officer	5x base pay
Senior Vice President	2x base pay
Vice President	1x base pay

The following are counted toward meeting the ownership requirement:

•

Freely held shares (whether purchased on the open market; fully earned through a Company long-term incentive compensation plan or program, such as shares paid out under the PSP and vested RSA shares; or acquired through option exercises);

•	“Beneficial” shares held indirectly by a trust or by a family member (spouse, dependent child or other family member residing in household);

•	“Banked” shares under the PSP (no longer applicable after 2011-2013 PSP payout); and

•	Share equivalents held in the SSP and DCSP.

However, the following are not counted toward meeting the ownership requirement:

•	Unvested restricted shares (e.g., PSP awards and RSAs); and

•	Unexercised stock options.

Effective January 1, 2013, officers are required to retain 50 percent of their net shares paid under any Company long-term incentive plan or program, such as shares paid out under the PSP and vested RSA shares, until their ownership requirements are satisfied. Stock ownership is reviewed annually by the Committee to assure compliance. As of our last annual evaluation, all SLT members were in compliance.

Board Policy on Personal Use of Company Aircraft and Vehicle

The Board continues to believe that the CEO should use Company aircraft and a Company vehicle for business continuity, efficiency and safety purposes. Use of the Company aircraft allows the CEO to be available at all times for business needs, whether on business or personal travel. Pursuant to Board resolutions and his Time Sharing Agreement, Mr. Faraci is required to reimburse the Company for the incremental cost of personal use of the aircraft above $75,000, excluding travel relating to health issues of an immediate family member.

The Company also provides the CEO with the use of a vehicle and driver. Mr. Faraci reimbursed the Company for all costs associated with the personal use of the vehicle itself in 2013. The value of personal use of the driver that the CEO does not reimburse is imputed income to him (not grossed up for taxes), and is disclosed in the “All Other Compensation” table in Part V.

Clawback or Forfeiture of Incentive Awards

Both MIP and PSP awards are subject to a clawback provision contained in our plan documents. Under this clawback provision, if the Company’s financial statements are restated as a result of errors, omission, or fraud, the Committee may, at its discretion, based on the facts and circumstances surrounding the restatement, require some or all participants to return all or a portion of their awards to the Company.

In addition, both MIP and PSP awards may be forfeited in the event a participant engages in conduct that is detrimental to the business interest or reputation of the Company. Additionally, an SLT member who does not provide one-year’s notice of retirement may forfeit his or her MIP and PSP awards.

Non-Competition and Non-Solicitation Agreements

The Company maintains Non-Competition and Non-Solicitation Agreements with leaders of the Company to protect confidential information and trade secrets from unauthorized use or disclosure. Each of our NEOs has entered into a Non-Competition Agreement and a Non-Solicitation Agreement. Violation of these agreements may result in clawback or forfeiture of incentive compensation awards.

Board Policy on (Non-CIC) Severance Agreements with Senior Officers

A supplemental severance payment to the CEO must be approved by the independent directors of the Board. A supplemental severance payment to any other executive officer must be approved by the Committee. Moreover, pursuant to a 2005 Board policy, in the absence of a change in control, the supplemental severance, plus severance under the Salaried Employee Severance Plan, may not exceed two times base salary plus target MIP for the year in which the termination occurs. This limit does not apply to other benefits that may be payable, such as restricted stock, PSP, retirement benefits, or post-termination benefits that are available to employees generally, such as continued medical and dental benefits. Any severance amount greater than the amount described above must be approved in advance by our shareowners.

Prohibition on Repricing

We do not backdate or reprice equity grants. Our incentive compensation plan provides that stock options may not be repriced, directly or indirectly, without the prior consent of the Company’s shareowners. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award or for cash would be considered an indirect repricing and, therefore, would require the prior consent of our shareowners.

Equity Grant Practices

The Company does not have any program, plan or practice to time, and has not timed, equity grants in coordination with the release of material non-public information. The Company does not grant equity awards based on our stock price.

Annual equity grants (including pro rata grants for promotions and employees hired in the prior year) under the PSP are approved at the Committee’s meeting in December. Having a pre-determined annual grant date minimizes any concern that grant dates could be selectively chosen based upon market price at any given time.

Service-based restricted stock awards are used infrequently, and may be granted anytime during the year by Mr. Karre (as delegated by the Board) within parameters approved by the Committee. An award to an SLT member requires approval by the Committee (or by the Board for an award to the CEO).

Deductibility of Executive Compensation

The goal of the Committee is to comply with the provisions of Section 162(m) of the Code, which allows the Company to take an income tax deduction for compensation up to $1 million and for certain compensation exceeding $1 million paid in any taxable year to a “covered employee” as that term is defined in the Code. We generally structure incentive compensation plans with the objective that amounts paid under those plans will be tax deductible, and the plans must be approved by the Company’s shareowners. However, the Committee may elect to provide incentive compensation outside the requirements of Section 162(m) when necessary to achieve its compensation objectives. Each element of incentive compensation earned by our NEOs in 2013 qualified as performance-based compensation under Section 162(m).

Accounting for Stock-Based Compensation

The Company withholds PSP shares payable to a participant at the statutory minimum withholding rate to pay the participant’s federal taxes. However, SLT members may elect to have additional shares withheld (up to 85 percent of the earned award) for payment of taxes. Because we offer this option to our SLT, their PSP awards are considered “liability” awards for accounting purposes. This means that we re-measure the amount of the PSP liability at fair market value at each quarterly balance sheet date with the resulting income or expense recorded by the Company in the quarter. The accounting treatment of stock-based compensation is not determinative of the type, timing, or amount of any particular grant made to our employees.

Summary of 2014 Plan Design Changes

Program Element	Design Change	Rationale
Variable Compensation

Performance Share Plan (“PSP”)	Move from “single-trigger” to “double-trigger” acceleration of vesting of PSP awards in circumstances where replacement awards are provided in substitution for outstanding PSP awards upon a change in control.

•      Conforms language for all PSP participants to revised change-in-control agreements.

•      The double-trigger requirement is widely recognized as a good governance practice.

•      Prevents participants from receiving an automatic windfall in the event of a change in control.

•      Serves as an incentive for the participants to continue with the Company through and after a change in control.

Peer Groups

Compensation Comparator Group (“CCG”)	• Added: L-3 Communications, Northrop Grumman, and Parker Hannefin • Removed: Bunge Limited, Caterpillar, Inc., Dow Chemical Company	With the anticipated spin-off of our xpedx business, the CCG was modified for 2014 to more closely reflect a median revenue that should approximate the Company’s post-spin revenue position

ROIC Peer Group	• Removed: Boise	Boise, Inc. was acquired by Packaging Corporation of America in late October 2013

Compensation Committee Report

On behalf of the Board of Directors, the Management Development and Compensation Committee of the Board of Directors, referred to as the Committee, oversees the Company’s compensation programs. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the Company’s executive officers.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and its proxy statement on Schedule 14A filed in connection with the Company’s 2014 Annual Meeting of Shareowners.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such laws.

Management Development and Compensation Committee

J. Steven Whisler, Chairman David J. Bronczek Ilene S. Gordon	John L. Townsend, III William G. Walter

Part V: Additional Information about Our Executive Compensation

The following tables in this Part V provide detailed information regarding compensation for our NEOs.

Summary Compensation Table

The table below shows base salary, stock awards under our PSP and, if applicable, RSA program, cash awards under our MIP, the change in pension value, and all other compensation to our NEOs for the years ended December 31, 2011, 2012, and 2013.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)
John V. Faraci	2013	1,435,250	9,013,707	1,874,300	—	357,653	12,680,910
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	2012	1,391,000	8,852,190	1,784,500	4,030,693	368,908	16,427,291
	2011	1,374,375	9,001,717	2,500,000	3,196,058	335,563	16,407,713
Carol L. Roberts	2013	720,000	2,057,931	633,000	—	91,301	3,502,232
Senior Vice President and Chief Financial Officer (Principal Financial Officer)	2012	720,000	2,021,011	618,000	2,745,057	102,091	6,206,159
	2011	694,750	1,994,330	865,000	1,700,440	110,932	5,365,452
Tommy S. Joseph	2013	575,250	1,823,315	433,000	353,694	18,257	3,203,516
Senior Vice President
Manufacturing, Technology, EHS&S & Global Sourcing
Tim S. Nicholls	2013	710,000	2,057,931	434,000	8,736	66,225	3,276,892
Senior Vice President	2012	710,000	2,021,011	412,500	1,705,285	65,820	4,914,616
Printing and Communications Papers and IP Brazil	2011	695,000	2,283,612	825,000	1,259,008	153,366	5,215,986
Mark S. Sutton	2013	628,875	1,797,184	577,000	416,045	58,008	3,477,112
Senior Vice President	2012	585,000	1,764,995	526,100	1,853,051	85,825	4,814,971
Industrial Packaging	2011	514,750	1,534,923	675,000	1,088,947	45,071	3,858,691

(1)	A discussion of the assumptions used in calculating these values for the 2013 fiscal year may be found in Note 18 to our audited financial statements beginning on page 87 of our annual report on Form 10-K filed with the SEC on February 27, 2014. The value shown for 2013 includes the aggregate grant date fair value of each NEO’s 2013-2015 PSP award computed in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions at January 1, 2013, for such award (i.e., 100 percent of target). The amount shown for Mr. Joseph also includes the grant date fair value of a restricted stock award made in 2013. The maximum value of the 2013-2015 PSP awards based on achieving maximum Company performance is as follows: Mr. Faraci: $18,027,414; Ms. Roberts: $4,115,862; Mr. Joseph: $2,766,431; Mr. Nicholls: $4,115,862; and Mr. Sutton: $3,594,369.

(2)	Represents the amount earned under the MIP based on Company and individual performance during the year shown, which is paid in February of the following year.

(3)	Amounts shown in this column represent the change in accruals under our Retirement Plan, Pension Restoration Plan, and SERP as shown in the “Pension Benefits” table. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in value of the pension from the prior year. Changes in value arise from additional benefit accruals for another year of service, changes in pensionable compensation, the decrease in the discount period and the impact of a change in the discount rate from the prior year’s measurement. The discount rate used is the same as the rate used by the Company for financial statement disclosure as of the end of the fiscal year. This rate is based on economic conditions at year end. The NEOs do not receive “preferential or above market” earnings on non-qualified deferred compensation. Accordingly, there is no amount included in this column for this type of earnings credit. The actual change in pension value for Mr. Faraci and Ms. Roberts was a decrease of $2,576,565 and $62,872, respectively.

(4)	A breakdown of the “All Other Compensation” amounts for 2013 is shown in the following table:

Name	Company Matching Contribution ($)(a)	Group Life Insurance ($)(b)	ESIP ($)(c)	Corporate Aircraft and Vehicle ($)(d)	Directors’ Charitable Award Program ($)(e)	Company Matching Gift ($)(f)	Amount Related to Overseas Assignment ($)(g)	Total ($)(h)
John Faraci	154,548	6,924	58,800	111,944	19,432	6,005	-	357,653
Carol Roberts	64,224	3,473	17,556	-	-	6,048	-	91,301
Tommy Joseph	12,240	2,777	-	-	-	3,240	-	18,257
Tim Nicholls	34,080	3,427	18,899	-	-	9,000	819	66,225
Mark Sutton	30,186	3,034	18,788	-	-	6,000	-	58,008

(a)	Represents the Company match to the NEO’s contribution to the Salaried Savings Plan and Deferred Compensation Savings Plan, as shown in the “Non-Qualified Deferred Compensation Plan” table.

(b)	Represents the Company’s annual premium payment for the NEO’s group life insurance benefit.

(c)	Represents the amount paid by the Company for the NEO’s executive supplemental insurance program (“ESIP”).

(d)	Includes $97,898 of aggregate incremental cost to the Company of Mr. Faraci’s personal travel on Company aircraft. Pursuant to Board resolutions and his Time Sharing Agreement, Mr. Faraci reimbursed the Company for the incremental cost of personal use of the aircraft above $75,000, excluding travel relating to health issues of an immediate family member. We calculate the incremental cost of personal use of the Company aircraft based upon the per mile variable cost of operating the aircraft multiplied by the number of miles flown for personal travel by Mr. Faraci. The variable operating costs include fuel, maintenance, airway fees, user fees, communication, crew expenses, supplies and catering. We impute into Mr. Faraci’s income the value of personal use of the aircraft in accordance with IRS regulations, minus the amounts he reimbursed during the calendar year. Mr. Faraci receives no tax gross-up on this imputed income.

Also includes $14,046 for the value of personal use of a driver for a vehicle provided by the Company to Mr. Faraci. Mr. Faraci reimbursed the Company for all costs associated with the personal use of the vehicle itself in 2013. The value of personal use of the driver that he did not reimburse is imputed income to him (not grossed up for taxes).

(e)	Represents a ratable share of the Company’s total annual non-cash expense of the charitable award program described under “Director Compensation” attributable to directors who served during 2013. Mr. Faraci is eligible to participate in this program as a member of our Board. Mr. Faraci does not receive any other compensation as a member of our Board. The legacy director charitable award program was closed to new directors as of July 1, 2007.

(f)	Represents the Company’s 60-percent match of each NEO’s donation to the United Way of America as part of a Company-wide campaign.

(g)	Represents standard amounts payable under our Global Mobility Policy for expatriates. For Mr. Nicholls, represents payment of tax preparation fees relating to his overseas assignment, which ended in 2008.

(h)	Represents the sum of columns (a) through (g).

Grants of Plan-Based Awards During 2013

The table below shows payout ranges for our NEOs under the 2013 MIP and 2013-2015 PSP, described in our CD&A. There were no stock options granted to our NEOs in 2013.

Name	Committee Action Date (1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
John Faraci			519,475	2,077,900	4,155,800
	12/10/2012	1/1/2013				26,480	211,838	423,676		9,013,707
Carol Roberts			153,950	615,800	1,231,600
	12/10/2012	1/1/2013				6,046	48,365	96,730		2,057,931
Tommy Joseph			102,625	410,500	821,000
	12/10/2012	1/1/2013				4,064	32,508	65,016		1,383,215
	2/11/2013	3/1/2013							10,000	440,100
Tim Nicholls			153,950	615,800	1,231,600
	12/10/2012	1/1/2013				6,046	48,365	96,730		2,057,931
Mark Sutton			131,200	524,800	1,049,600
	12/10/2012	1/1/2013				5,280	42,237	84,474		1,797,184

(1)	The 2013-2015 PSP grant was approved by the Committee for all NEOs (except Mr. Faraci, whose grant was approved by the full Board) at its December meeting, effective the first business day of the following calendar year.

(2)	Non-equity incentive plan awards are intended to qualify as performance-based compensation under Code Section 162(m) and are awarded pursuant to the Amended and Restated 2009 Incentive Compensation Plan approved by our shareowners. The maximum individual award under the Section 162(m) plan is capped at $10 million.

(3)	The amount shown in this column reflects a restricted stock award to Mr. Joseph, which vests ratably in annual one-third increments over the three-year period ending March 1, 2016.

(4)	The amounts shown in this column reflect the grant date fair value of the 2013-2015 PSP awards computed in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions at January 1, 2013 for such awards (i.e., 100 percent of target), as explained in further detail in the narrative following this table. The grant date fair value of the restricted stock award is based on the closing price of the Company’s common stock on the date immediately preceding the effective date of the grant.

Narrative to the Grants of Plan-Based Awards Table

Estimated Possible Payouts under Non-Equity Incentive Plan Awards

These columns show the threshold, target and maximum payouts under the 2013 MIP. The actual amount paid is shown in the Summary Compensation Table.

The amount shown in the “Threshold” column is the amount that would be paid under the 2013 MIP if the Company achieved the minimum performance level required in at least one performance metric: Absolute ROIC or Cash Flow from Operations. Since each metric is evenly weighted at 50 percent, a threshold payout at 50 percent would result in weighted performance achievement of 25 percent (or one-half of 50 percent). Minimum performance in at least one objective is required to fund an MIP award pool.

The amount shown in the “Maximum” column is the possible payout for each NEO based on maximum Company performance achievement (excluding any special recognition award that may be recommended by the CEO for exceptional individual performance, which awards are funded and limited by the aggregate MIP award pool). The amount is based on maximum Company performance of 200 percent.

Estimated Future Payouts under Equity Incentive Plan Awards

These columns show the threshold, target and maximum payouts under the 2013-2015 PSP.

The amount shown in the “Threshold” column is the number of shares each NEO would receive if the Company achieved the minimum performance level in either Relative ROIC or Relative TSR to achieve a payout of 12.5 percent (which represents 25 percent threshold for either metric, which is weighted at 50 percent).

The amount shown in the “Maximum” column is the possible number of shares each NEO would receive based on maximum Company performance of 200 percent.

Grant Date Fair Value of Stock Awards

With the exception of Mr. Joseph’s restricted stock award, the amounts shown in this column reflect the grant date fair value of the awards granted to each NEO under the 2013-2015 PSP computed in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions at January 1, 2013 for such awards (i.e., 100 percent of target). For the ROIC component of the awards, the grant date fair value is based on the closing price of our common stock on the date immediately preceding the grant date. Valuing TSR is more complicated because the value must take into account the probable expense of the 2013-2015 PSP based on our expected future performance relative to the other companies in our TSR Peer Group. The market value of the TSR component is based on a Monte Carlo simulation as prescribed by FASB ASC Topic 718.

The amount ultimately paid to PSP participants may or may not be the same amount as the value shown in the table due to two factors: (1) the ultimate number of shares paid to our PSP participants will vary based on the relative performance of the Company to the other companies in our TSR and ROIC Peer Groups; and (2) the value of the PSP award received by each participant is based on the fair value of the Company’s stock as of the effective date of the award.

Outstanding Equity Awards at December 31, 2013

The following table shows the outstanding equity awards held by our NEOs as of December 31, 2013.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value or Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John Faraci	426,697(2)	20,920,861	502,236	(3)	24,624,665
Carol Roberts	94,536(4)	4,635,022	114,665	(5)	5,622,020
Tommy Joseph	69,342(6)	3,399,700	77,070	(7)	3,778,759
Tim Nicholls	108,249(8)	5,307,344	114,665	(5)	5,622,020
Mark Sutton	72,760(9)	3,567,309	100,138	(10)	4,909,775

(1)	The market value is calculated based on the closing price of our common stock on December 31, 2013 of $49.03.

(2)	The amount shown also includes (i) 388,537 units of restricted stock awarded under the PSP that have been “banked” for 2011, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 38,160 units acquired in respect of reinvested dividends.

(3)	The amount shown includes the following units of restricted stock that remain subject to open PSP performance periods: (i) 268,696 units awarded under the 2012-2014 PSP and (ii) 211,838 units awarded under the 2013-2015 PSP and (iii) 21,702 reinvested dividends on those units.

(4)	Includes (i) 86,081 units of restricted stock awarded under the PSP that have been “banked” for 2011, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 8,455 units acquired in respect of reinvested dividends.

(5)	The amount shown includes the following units of restricted stock that remain subject to open PSP performance periods: (i) 61,345 units awarded under the 2012-2014 PSP and (ii) 48,365 units awarded under the 2013-2015 PSP and (iii) 4,955 reinvested dividends on those units.

(6)	Includes (i) 53,850 units of restricted stock awarded under PSP that have been “banked” for 2011, but remain unpaid until the end of the applicable, full three-year performance period and (ii) 5,292 units acquired in respect of reinvested dividends and (iii) a restricted stock award of 10,000 shares that vests ratably in annual one-third increments over the three-year period ending March 1, 2016, and 200 reinvested dividends on those shares.

(7)	The amount shown includes the following units of restricted stock that remain subject to open PSP performance periods: (i) 41,232 units awarded under the 2012-2014 PSP and (ii) 32,508 units awarded under the 2013-2015 PSP and (iii) 3,330 reinvested dividends on those units.

(8)	Includes (i) 98,567 units of restricted stock awarded under the PSP that have been “banked” for 2011, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 9,682 units acquired in respect of reinvested dividends.

(9)	Includes (i) 66,251 units of restricted stock awarded under the PSP that have been “banked” for 2011, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 6,509 units acquired in respect of reinvested dividends.

(10)	The amount shown includes the following units of restricted stock that remain subject to open PSP performance periods: (i) 53,574 units awarded under the 2012-2014 PSP and (ii) 42,237 units awarded under the 2013-2015 PSP and (iii) 4,327 reinvested dividends on those units.

Option Exercises and Stock Vested in 2013

The following table shows the amounts received upon the exercise of stock options in 2013 and the vesting in 2013 of shares previously awarded under the PSP or our other restricted stock programs as described in our CD&A.

	Option Exercises		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
John Faraci	48,000	292,838	354,518	15,092,340
Carol Roberts	11,000	116,600	71,524	3,046,922
Tommy Joseph	15,750	89,445	44,750	1,906,350
Tim Nicholls	9,000	52,321	80,575	3,432,495
Mark Sutton	8,250	41,426	53,676	2,286,598

(1)	Because the shares were sold immediately upon exercise of each of these options, the value realized on exercise of the option is the difference between the actual sales price and the exercise price of the option.

(2)	Amounts shown represent shares of restricted stock and shares acquired in respect of reinvested dividends under the PSP that vested on February 11, 2013. Mr. Faraci’s shares also include an Executive Continuity Award that vested on February 16, 2013.

(3)	Represents the value of the vested shares based on our closing stock price on the date immediately preceding the vesting date of the award: $42.60 for each PSP share and $42.17 for each ECA share.

Pension Benefits in 2013

The following table shows the present value of benefits payable to our NEOs under our Retirement Plan, Pension Restoration Plan, or SERP at December 31, 2012 and December 31, 2013. The change in the present value of the accrued benefit is shown in the “Change in Pension Value” column of the Summary Compensation Table for 2013.

All of our NEOs are eligible for a benefit calculated under the Retirement Plan. The NEOs are also eligible for a benefit that is calculated under the Pension Restoration Plan formula. All of the NEOs are eligible for a benefit under the SERP formula. We amended the SERP to comply with Section 409A of the Code, effective January 1, 2008. As amended, the benefit under SERP Formula A is paid from the SERP, even if the applicable formula that determines the benefit is the formula under the Pension Restoration Plan. As a result of this change, the pension benefits shown below for Mr. Faraci are shown as coming from the SERP rather than the Pension Restoration Plan. This differs from the pension benefits shown for Ms. Roberts, Mr. Joseph, Mr. Nicholls and Mr. Sutton, who became eligible for the SERP after July 1, 2004, and whose benefit is therefore calculated under SERP Formula B. Under Formula B, the portion of the benefit that is earned prior to SERP eligibility is paid under the Pension Restoration Plan, and the portion earned following SERP eligibility is paid from the SERP. No NEO received payments of a retirement benefit in 2013.

Name	Plan Name	Number of Years of Credited Service in 2013 (#)	12/31/2012 Present Value of Accumulated Benefit ($)(1)	12/31/2013 Present Value of Accumulated Benefit ($)(2)
John Faraci	Retirement Plan	39.33	1,890,441	1,800,391
	Pension Restoration Plan	39.33	—	—
	SERP	39.33	37,129,489	34,642,974
	Total		39,019,930	36,443,365
Carol Roberts	Retirement Plan	32.50	1,252,112	1,198,746
	Pension Restoration Plan	32.50	769,795	698,535
	SERP	32.50	7,384,952	7,446,706
	Total		9,406,859	9,343,987
Tommy Joseph	Retirement Plan	30.92	1,136,582	1,099,181
	Pension Restoration Plan	30.92	1,347,169	1,229,613
	SERP	30.92	2,793,728	3,302,379
	Total		5,277,479	5,631,173
Tim Nicholls	Retirement Plan	22.25	740,422	715,704
	Pension Restoration Plan	22.25	543,915	489,845
	SERP	22.25	3,909,730	3,997,254
	Total		5,194,067	5,202,803
Mark Sutton	Retirement Plan	29.58	1,013,896	968,937
	Pension Restoration Plan	29.58	845,248	761,223
	SERP	29.58	3,171,671	3,716,700
	Total		5,030,815	5,446,860

(1)	The calculation of the present value of accumulated benefits as of December 31, 2012, assumes a discount rate of 4.10 percent for annuity payments and deferral periods and 1.60 percent for lump sum payments. The calculation further assumes benefit commencement at the earliest age at which the NEO would be entitled to an unreduced benefit (the earlier of age 61 and completion of 20 years of service or age 62 and completion of 10 years of service). For individuals who are already eligible for an unreduced benefit, we use their age as of the end of the fiscal year.

(2)	The calculation of the present value of accumulated benefits as of December 31, 2013, assumes a discount rate of 4.90 percent for annuity payments and deferral periods and 2.40 percent for lump sum payments. The assumptions regarding the benefit commencement date are the same as described in footnote (1).

Narrative to Pension Benefits Table

Retirement Plan of International Paper Company

Our Retirement Plan is a funded, tax-qualified plan that covers all U.S. salaried employees hired prior to July 1, 2004. U.S. employees hired on or after July 1, 2004, are eligible for a Company-paid retirement savings account in our Salaried Savings Plan and DCSP in lieu of participation in the Retirement Plan. All of our NEOs were hired prior to July 1, 2004 and are eligible to participate in the Retirement Plan.

We calculate the benefit under the Retirement Plan at the rate of 1.67% of the participant’s average pensionable earnings received over the highest five consecutive calendar years of the last 10 calendar years, multiplied by his or her years of service, then reduced by a portion of Social Security benefits. We include as pensionable earnings the participant’s base salary plus MIP awards that were not deferred, up to the maximum limit set by the IRS.

International Paper Company Pension Restoration Plan for Salaried Employees

Our supplemental retirement plan for our salaried employees is an unfunded, non-qualified plan that covers all U.S. salaried employees hired prior to July 1, 2004. This plan augments our Retirement Plan by providing retirement benefits based on compensation that is greater than the limits set by the IRS. We include as eligible compensation under this plan the participant’s base salary plus MIP awards, including amounts deferred. All of our NEOs were hired prior to July 1, 2004 and are eligible to participate in the Pension Restoration Plan.

We calculate the benefit under the Pension Restoration Plan in the same manner as the Retirement Plan, then reduce the benefit by the amount payable under the Retirement Plan.

The International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers

Our SERP is an alternative retirement plan available to certain senior executives, including the NEOs. The SERP was closed to new participants, effective January 1, 2012. SERP benefits vest once the participant reaches age 55 and has completed five years of service. The normal form of payment is a lump sum. We calculate benefits under the SERP under one of two formulas based on the participant’s date of eligibility for SERP participation. Benefits are payable under the SERP on the later of the participant’s retirement date or the date six months following separation from service. We define “retirement date” as the date the participant reaches the earlier of age 55 with 10 years of service or age 65 with five years of service.

A participant who has announced retirement at least 12 months in advance has the right to lock-in a discount rate used to determine the amount of the lump sum payment based on the average for the month in which they choose to lock-in. Mr. Faraci has locked-in the discount rate under this provision.

•	Participants eligible to participate prior to July 1, 2004 (Formula A):

We calculate benefits under this formula as the greatest of (i) the sum of the benefits under our Retirement Plan and Pension Restoration Plan; (ii) the lesser of 3.25% of eligible compensation, defined below, multiplied by the participant’s years of service or 50% of eligible compensation, with both amounts reduced by a portion of Social Security benefits; or (iii) 25% of eligible compensation. The benefit payable under the SERP is reduced by the benefits payable under the Retirement Plan. In calculating benefits under (ii) and (iii), we include as eligible compensation the sum of (a) the participant’s highest annual base salary during any of the three consecutive calendar years prior to retirement and (b) the participant’s target MIP for the year of retirement. The benefit for Mr. Faraci is calculated under SERP Formula A.

•	Participants eligible to participate on or after July 1, 2004 (Formula B):

We calculate benefits under this formula at the same rate as our Retirement Plan and Pension Restoration Plan. Participants are eligible to receive a lump sum payment of the benefit earned for service after becoming eligible in the SERP; the benefit earned prior to SERP eligibility remains payable as an annuity. The benefit for Ms. Roberts, Mr. Joseph, Mr. Nicholls and Mr. Sutton is calculated under SERP Formula B.

In the event of termination for cause, an executive whose SERP benefit is calculated under Formula A would forfeit the right to receive a lump sum benefit under the SERP, and his or her vested retirement benefits under the Retirement Plan and the Pension Restoration Plan would be paid as an annuity.

Policies with Regard to Granting Additional Years of Service

Our change-in-control agreements described in our CD&A provide three years of age and three years of service to be added to the calculation of retirement benefits in the event of termination of an NEO’s employment following a change in control.

Eligibility for Early Retirement Benefits

Normal retirement under our Retirement Plan and Pension Restoration Plan is age 65.

Participants, including the NEOs, are eligible for early retirement under the Retirement Plan, the Pension Restoration Plan and the SERP at age 55 with 10 years of service. However, a participant’s accrued benefit is reduced by 4% for each year that the participant retires before reaching age 62. Participants are eligible for an unreduced benefit once they reach age 61 and have completed at least 20 years of service with us.

As of December 31, 2013, Mr. Faraci is eligible for early retirement; his benefit would be unreduced based on age and years of service.

Ms. Roberts is currently vested in the retirement plans, but she will not be eligible for early retirement (or vested in the SERP benefit) until 2015.

Mr. Joseph is currently vested in the retirement plans, but he will not be eligible for early retirement (or vested in the SERP benefit) until 2014.

Mr. Nicholls is currently vested in the retirement plans, but he will not be eligible for early retirement (or vested in the SERP benefit) until 2016.

Mr. Sutton is currently vested in the retirement plans, but he will not be eligible for early retirement (or vested in the SERP benefit) until 2016.

Pension Change

In February 2014, the Committee approved changes to the Retirement Plan, the Pension Restoration Plan and the SERP such that credited service and compensation will be capped effective December 31, 2018, for salaried employees, including the named executive officers. For service after this date, employees affected by the freeze will receive Retirement Savings Account contributions.

Non-Qualified Deferred Compensation in 2013

The following table shows contributions in 2013 by the Company and each of our NEOs to the DCSP, which is our non-qualified deferred compensation plan, and each NEO’s DCSP account balance as of December 31, 2013. The account balance includes amounts deferred by the NEO in December 2013, which were actually credited to his or her account in January 2014.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
John Faraci	239,180	143,508	187,868	-	5,363,903
Carol Roberts	86,640	51,984	241,361	-	1,504,003
Tommy Joseph	-	-	197,291	-	1,024,776
Tim Nicholls	47,333	28,400	84,164	-	609,598
Mark Sutton	42,510	25,506	188,341	-	1,230,754

(1)	These amounts are included in the “Salary” column of the Summary Compensation Table for 2013 for each NEO.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2013 for each NEO.

(3)	These amounts are not included in the Summary Compensation Table because they are not “preferential or above-market earnings.”

(4)	Of the amounts shown in this column, the following amounts were included in the “Salary” column of the Summary Compensation Table for prior years as follows: Mr. Faraci: $2,249,447 was included for the period of 2001-2012; Ms. Roberts: $356,217 was included for 2008-2012; Mr. Nicholls: $169,907 was included for the period 2010-2012; and Mr. Sutton: $86,817 was included for the period 2011.

Narrative to Non-Qualified Deferred Compensation Table

The DCSP allows participants to save for retirement by deferring up to 85% of eligible cash compensation, which includes base salary and MIP awards. Participants may contribute to the DCSP after deferring either the maximum pre-tax amount or total pre-tax and after-tax amount to the 401(k) plan or after reaching the IRS compensation limit for that year. The Company credits matching contributions equal to 70% of the participant’s contributions up to 4% of compensation, plus 50% of contributions up to an additional 4% of compensation.

For 2013, NEO contribution amounts were as follows: Mr. Faraci and Ms. Roberts contributed 8% of all eligible cash compensation, and Mr. Nicholls and Mr. Sutton contributed 8% of base salary. Mr. Joseph did not contribute to the DCSP. As a result of the varying contribution amounts, the actual amounts deferred and the Company’s resulting matching contribution will vary for each NEO.

Funds Available	2013 Fund Returns
Conservative Fund	6.8%
Moderate Fund	16.1%
Aggressive Fund	23.3%
Stable Value Fund	1.7%
U.S. Bond Fund	(2.0)%
High Yield Bond Fund	5.6%
Emerging Market Bond Fund	(4.3)%
Large Cap Stock Fund	34.4%
Mid Cap Stock Fund	35.7%
Small Cap Stock Fund	40.4%
International Stock Fund	24.4%
Emerging Market Stock Fund	(1.4)%
Company Stock Fund	25.9%

Participant contributions are credited with earnings (or losses) based on the participant’s choice of investment fund equivalents. Investment fund equivalents match the investment returns of the funds available in the 401(k) plan. Investment elections may be changed daily subject to securities laws restrictions. Differences in earnings reported in the “Non-Qualified Deferred Compensation” table above, are based on the individual participant’s investment elections. The earnings (or losses) on the funds available under the DCSP are shown at left.

Participants are fully vested in their contributions at all times. Amounts contributed by the Company become vested upon completing three years of service, reaching age 65, death, disability, termination of employment as a result of the permanent closing of the participant’s facility, or eligibility for severance under the Salaried Employee Severance Plan.

Participant accounts are divided into contribution accounts for amounts deferred prior to January 1, 2005, and contribution accounts for amounts deferred after January 1, 2005. Distributions of amounts contributed on or after January 1, 2005, may only be made in the event of termination of employment, death or disability. Participants must elect their distribution form of payment in an initial deferral election, which may only be changed under a subsequent distribution election that meets the IRS requirements under Code Section 409A. In the event no election has been made, the participant will receive a lump sum form of payment. In-service withdrawals are limited to unforeseeable emergencies.

Post-Employment Termination Benefits

Potential Payments Upon Death or Disability

The Company provides to our NEOs the following benefits in the event of death or disability, which are available to all of our U.S. salaried employees, excluding employees in xpedx, our distribution business. Upon reaching age 65, the disabled individual is covered under our retirement programs, if eligible, as described above. Disability benefits we provide are:

•	Long-term disability income benefit equal to 60 percent of base salary plus the employee’s average MIP during the last three calendar years;
•	Continuation of medical and life insurance coverage; and
•	If eligible for the Retirement Plan, continuation of pension benefit accruals.

The Company provides the same benefits to the beneficiary of an SLT member (including a NEO) upon death as are available to our U.S. salaried employees, with two additional benefits:

•

Executive supplemental life insurance, which is described in the “Compensation Discussion and Analysis” section of this proxy statement (this benefit was closed to new participants effective January 1, 2008, and thus Mr. Joseph and three other SLT members do not have this benefit); and

•	If the SLT member has completed five years of vesting service at the time of death, an amount equal to 50 percent of the SLT member’s SERP benefit is payable to a surviving spouse.

In the event of disability or death, PSP awards are prorated based upon the number of months the participant worked during the performance period, and are paid at the end of the three-year performance period based on actual Company performance. Service-based restricted stock awards also become vested upon death or disability.

Potential Payments Upon Retirement

The following table presents the potential payments to our NEOs, assuming that they retired at the end of 2013.

Name	Retirement Plan Annuity ($)	Pension Restoration Plan Annuity ($)	TOTAL Annuity ($)(1)	Lump Sum Pension Payment ($)(2)
John Faraci	149,069	—	149,069	34,027,281
Carol Roberts	49,764	265,077	314,841	—
Tommy Joseph	47,125	154,256	201,381	—
Tim Nicholls	33,363	157,676	191,039	—
Mark Sutton	45,168	160,264	205,432	—

(1)	Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan, if applicable, as of December 31, 2013, if eligible on that date; otherwise, at the earliest eligibility age at which benefits could commence. For Mr. Faraci, the amount shown is the benefit payable at December 31, 2013. For the other NEOs, the amount shown is a reduced benefit payable at age 55.
(2)	Lump sum payment calculations are based on the lower of the December 2013 municipal bond rate of 2.57 percent, or the locked-in rate elected by the NEO, if applicable. Additional information regarding the calculation of benefits may be found following the “Pension Benefits” table.

Potential Payments Upon Involuntary Termination Without Cause

The following table represents standard severance amounts that would be payable to our NEOs in the event of involuntary termination without cause.

Name	Years of Credited Service (#)	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Payment ($)(2)	TOTAL Benefit at Termination ($)(3)	Accelerated Vesting of Equity ($)(4)	Value of Continued Benefits ($)(5)	TOTAL Pension Annuity ($)(6)
John Faraci	40	4,450,840	34,027,281	38,478,121	15,776,922	152,290	149,069
Carol Roberts	33	1,718,538	—	1,718,538	3,602,038	78,937	566,713
Tommy Joseph	31	1,272,862	—	1,272,862	2,421,052	65,637	362,487
Tim Nicholls	23	1,204,077	—	1,204,077	3,602,038	77,937	191,039
Mark Sutton	30	1,472,950	—	1,472,950	3,145,716	71,287	205,432

(1)

The amounts shown in this column reflect estimated amounts under the Salaried Employee Severance Plan formula of two weeks’ salary for each year or partial year of service. Amounts shown also include the following benefits to which the NEO would be entitled: (i) unused current year vacation pay; (ii) 2014 earned vacation pay; and (iii) MIP award for 2013. We do not gross-up standard severance benefits.
(2)	Amounts shown in this column are the lump sum benefit payable under the SERP. The methodology used to calculate the lump sum benefit can be found in footnote 2 to the “Potential Payments Upon Retirement” table above.
(3)	Amounts shown in this column reflect the sum of the amounts in the previous two columns payable to the NEO upon termination.
(4)	Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2013, of the prorated portions of the 2012-2014 PSP and 2013-2015 PSP, including reinvested dividends, that would be paid at the end of the performance period. In addition, the NEO would receive the 2011-2013 PSP award, which has a performance period ending on December 31, 2013, which is not shown here because the vesting is not accelerated.
(5)	Amounts shown in this column reflect the cost of (i) six months’ continued medical, dental and Employee Assistance Program coverage and (ii) executive outplacement services.
(6)	Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan and the Pension Restoration Plan, if applicable, as of December 31, 2013, if eligible on that date; otherwise, at the earliest eligibility age. For Mr. Faraci, the amount shown is the benefit payable at December 31, 2013. Ms. Roberts and Mr. Joseph would be bridged to Early Retirement and eligible for an immediate annuity under the terms of the Retirement Plan and Restoration Plan as a Participant eligible for Severance who is at least 53 with 8 years of service. For the other NEOs, the amount shown is a reduced benefit payable at age 55.

Potential Payments Upon Termination With Cause

An executive officer who is terminated with cause would not be eligible for severance benefits as described above, other than vacation pay. Further, the executive officer would lose outstanding equity awards under the PSP or other restricted stock grants, and not be eligible for payment of an MIP award.

As a participant in the SERP whose benefit is determined under Formula A, Mr. Faraci would further forfeit the ability to receive a lump sum pension payment, and his vested retirement benefits under the Retirement Plan and the Pension Restoration Plan would be paid as an annuity.

Name	Years of Credited Service (#)	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Payment ($)(2)	TOTAL Benefit at Termination ($)(3)	Pension Annuity ($)(4)
John Faraci	40	345,770	-	345,770	2,338,662
Carol Roberts	33	171,692	-	171,692	314,841
Tommy Joseph	31	139,977	-	139,977	201,381
Tim Nicholls	23	142,000	-	142,000	191,039
Mark Sutton	30	153,450	-	153,450	205,432

(1)	The amounts shown in this column represent unused 2013 vacation pay and 2014 earned vacation pay.
(2)	The amounts shown in this column represent the lump sum benefit payable under the SERP. Under our SERP, participants whose benefit is calculated under Formula A will forfeit a lump sum payment in the event of termination with cause, and will receive their benefit as an annuity under the Pension Restoration Plan.
(3)	Amounts shown in this column represent the sum of columns (1) and (2) payable to the NEO upon termination.
(4)	Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan, if applicable, as of December 31, 2013, if eligible to commence benefits on that date, otherwise at the earliest retirement eligibility date.

Potential Payments Upon Change in Control

The following table represents amounts that would be payable to our NEOs upon termination of employment without cause (including by the NEO for good reason) within two years following a change in control of the Company on December 31, 2013.

Name	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Benefit ($)(2)	Value of Continued Benefits ($)(3)	TOTAL Cash-Based Award ($)	Accelerated Vesting of Equity ($)(4)	TOTAL Pre-Tax Benefit ($)(5)	Pension Annuity ($)(6)
John Faraci	3,779,458	36,815,231	20,808	40,615,497	24,624,665	65,240,162	149,069
Carol Roberts	4,007,400	12,503,025	20,808	16,531,233	5,523,960	22,055,193	78,071
Tommy Joseph	2,992,500	7,164,577	20,808	10,177,885	4,278,865	14,456,750	97,630
Tim Nicholls	3,977,400	7,423,881	20,808	11,422,089	5,622,020	17,044,109	55,240
Mark Sutton	3,504,900	7,344,931	20,808	10,870,639	4,909,775	15,780,414	79,164

(1)	Amounts shown in this column reflect a change in control severance payment of three times the sum of (i) base salary and (ii) target MIP for 2013, that would be paid in the event of termination of employment without cause, including voluntary termination for limited situations that meet the definition of “good reason,” as described below. For Mr. Faraci, this amount has been reduced by to reflect application of the “best net” approach described earlier in this proxy statement.

(2)	For Mr. Faraci, who joined the SERP prior to July 1, 2004, the amount shown represents an enhanced SERP benefit equal to the higher of 50 percent of compensation or the Pension Restoration Plan benefit formula with an additional three years of age and three years of service. For the other NEOs, who joined the SERP after July 1, 2004, the amount shown represents the Pension Restoration Plan benefit formula earned after SERP participation with an additional three years of age and three years of service.

(3)	Amounts shown in this column reflect the cost of continued medical and dental benefits for three years following termination of employment.

(4)	Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2013, of the vesting of (i) outstanding 2012-2014 and 2013-2015 PSP awards, including reinvested dividends, based on actual Company performance (for completed portions of the three-year performance period) or on target performance (for not-yet-completed portions of the three-year performance period) and (ii) outstanding service-based restricted stock awards, if any. In addition, the NEO would receive the 2011-2013 PSP award, which has a performance period ending on December 31, 2013, but is not included in the amount shown because it is not accelerated.

(5)	Amounts shown in this column represent the total of the cash amounts payable as well as the value of accelerated vesting of equity.

(6)	Amounts shown in this column are the annual benefits payable from the Retirement Plan and the Pension Restoration Plan, if applicable, as of December 31, 2013, if eligible on that date; otherwise, at the earliest eligibility date. For Mr. Faraci, the amount shown is the benefit payable at December 31, 2013. For the other NEOs, the amount shown is a reduced benefit payable at age 55. The amount differs from the total pension annuity shown in the “Potential Payments Upon Retirement” table on page 79 of this proxy statement for Ms. Roberts, Mr. Joseph, Mr. Nicholls and Mr. Sutton, because, in the event of a change in control, their SERP benefits would become vested and payable as a lump sum under the SERP, rather than as an annuity under the Pension Restoration Plan. For Ms. Roberts, Mr. Joseph, Mr. Nicholls and Mr. Sutton, whose benefits are calculated under Formula B, the amount of the Pension Restoration Plan benefit that accrued after becoming a SERP participant would become vested and payable as a lump sum.

Definition of “Change in Control”

A “change in control” is defined in our agreements as any of the following events:

•	Acquisition of 30 percent or more of the Company’s stock;
•

Change in the majority of the Board of Directors within two consecutive years, unless two-thirds of the directors in office at the beginning of the period approved the nomination or election of the new directors;

•	Merger or similar business combination;
•	Sale of substantially all of the Company’s assets; or
•	Approval by our shareowners of a complete liquidation or dissolution of the Company.

Definition of “Good Reason”

The lump sum cash severance benefit shown above is payable only in the event of termination of employment without cause within two years following a change in control. This includes voluntary resignation only in limited situations that meet the definition of “good reason,” listed below. Under no circumstance will an executive receive a cash severance benefit under the agreement if he or she leaves voluntarily other than for “good reason,” which is defined as:

•	The assignment to the executive of duties inconsistent with his or her position or a substantial decrease in responsibilities;
•	Reduced annual base salary;
•	Elimination of a material compensation plan (including the MIP, PSP or SERP) or a change in the executive’s participation on substantially the same basis;
•

Elimination of substantially similar pension or welfare plans (except for across-the-board reductions of such benefits for executives), or a material reduction of any fringe benefit, or failure to provide the same number of vacation days;

•	Failure by the Company to secure an agreement by the successor to assume the change in control agreement;
•	Any other termination without sufficient notice; or
•	Relocation more than 50 miles from place of work.

Ownership of Company Stock

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our common stock by persons known to us to own more than 5 percent of our common stock outstanding as of March 18, 2014, the record date for our 2014 annual meeting.

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned (#)	Percentage of Common Stock Outstanding (%)
BlackRock, Inc. (1)	37,449,479	8.53
State Street Corporation (2)	31,279,909	7.12
T. Rowe Price Associates, Inc. (3)	28,211,673	6.43
Wellington Management Company, LLP (4)	27,690,013	6.31
The Vanguard Group (5)	23,140,064	5.27

(1)

The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. We have relied upon information supplied by BlackRock, Inc. in a Schedule 13G furnished to us reporting information as of December 31, 2013. According to the Schedule 13G, BlackRock, Inc. had sole voting power over 29,918,256 shares, shared voting and dispositive power over 31,453 shares, and sole dispositive power over 37,418,026 shares.

(2)	The address of State Street Corporation (“State Street”) is State Street Financial Center, One Lincoln Street, Boston, MA 02111. We have relied upon information supplied by State Street in a Schedule 13G furnished to us reporting information as of December 31, 2013. According to the Schedule 13G, State Street had shared voting and dispositive power over 31,279,909 shares. State Street held shares of common stock of the Company as independent trustee in trust funds for employee savings, thrift and similar employee benefit plans of the Company and its subsidiaries (“Company Trust Funds”). In addition, State Street is trustee for various third party trusts and employee benefit plans. The common stock held by the Company Trust Funds is allocated to participants’ accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights. For purposes of the reporting requirements of the Exchange Act, State Street is deemed to be a beneficial owner of such securities; however, State Street expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	The address of T. Rowe Price Associates, Inc. (“Price Associates”) is 100 E. Pratt Street, Baltimore, MD 21202. We have relied upon information supplied by Price Associates in a Schedule 13G furnished to us reporting information as of December 31, 2013. According to the Schedule 13G, Price Associates had sole voting power over 9,133,142 shares and sole dispositive power over 28,154,423 shares. The securities are owned by various individual and institutional investors, which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	The address of Wellington Management Company, LLP (“Wellington”) is 280 Congress Street, Boston, MA 02210. We have relied upon information supplied by Wellington in a Schedule 13G furnished to us reporting information as of December 31, 2013. According to the Schedule 13G, Wellington had shared voting power over 10,391,727 shares and shared dispositive power over 27,690,013 shares.

(5)	The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. We have relied upon information supplied by Vanguard in a Schedule 13G furnished to us reporting information as of December 31, 2013. According to the Schedule 13G, Vanguard had sole voting power over 712,510 shares, sole dispositive power over 22,466,705 shares and shared dispositive power over 673,359 shares.

Security Ownership of Management

The following table sets forth the number of shares of our common stock beneficially owned by each of our directors and NEOs, and by all of our directors and executive officers as a group, as of March 18, 2014, the record date for our 2014 annual meeting. Share and unit numbers are rounded.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Held (#)(1)	Stock Units Owned (#)(2)	Percentage of Class (%)
Non-Employee Directors
David J. Bronczek	49,443	4,537	*
Ahmet C. Dorduncu	10,661	—	*
Ilene S. Gordon	10,405	—	*
Jay L. Johnson	—	3,259	*
Stacey J. Mobley	39,465	—	*
Joan E. Spero	—	20,662	*
John L. Townsend, III	36,804	—	*
John F. Turner	11,932	—	*
William G. Walter	—	85,078	*
J. Steven Whisler	1,000	68,397	*

Named Executive Officers
John V. Faraci	1,621,105	2,460	*
Carol L. Roberts	259,007	2,305	*
Tommy S. Joseph	148,729	1,647	*
Tim S. Nicholls	213,417	3,853	*
Mark S. Sutton	177,958	2,096	*
All directors and executive officers as a group (22 persons)	3,587,118	209,753	*

* Indicates less than 1 percent of the class of equity securities.

(1)	Includes securities over which the individual has, or, with another shares, directly or indirectly, voting or investment power, including ownership by certain relatives and ownership by trusts for the benefit of such relatives, as well as target share payout amounts for outstanding PSP awards.

(2)	Represents stock equivalent units owned by our NEOs under the International Paper Company Deferred Compensation Savings Plan or by our directors under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors. These units will be paid out in cash and are not convertible into shares of common stock. Accordingly, these units are not included as shares of common stock beneficially owned.

Equity Compensation Plan Information

The following table provides information as of December 31, 2013, regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	1,752,789	(1)	$39.80	17,787,279
Equity compensation plans not approved by security holders	-		-	-
Total	1,752,789	(1)	$39.80	17,787,279

(1)	Amount does not include 5,978 shares to be issued under the plan of an acquired company. No additional shares may be granted under this plan.

For assistance with directions, please contact The Ritz-Carlton, Westchester, at (901) 946-5500.

6400 Poplar Avenue

Memphis, Tennessee 38197

Printed on Accent® Opaque 40# Smooth Finish, made by our employees at the Ticonderoga Mill.

INTERNATIONAL PAPER COMPANY

C/O COMPUTERSHARE

P.O. BOX 43004

PROVIDENCE, RI 02940-3004

VOTE BY INTERNET - www.proxyvote.com

You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT May 11, 2014, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT May 7, 2014. Have your proxy card in hand when you access the web site and follow the instructions on that site.

ELECTRONIC DELIVERY OF FUTURE SHAREOWNER COMMUNICATIONS

If you would like to reduce the costs incurred by International Paper Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareowner communications electronically in future years.

VOTE BY PHONE 1-800-690-6903

You may use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT May 11, 2014, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT May 7, 2014. Have your proxy card in hand when you call and then follow the instructions the “Vote Voice” provides you.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to International Paper Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717 so that it is received by May 11, 2014. Voting instructions provided by participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must be received by May 7, 2014.

If you or your duly appointed proxy holder are planning to attend the annual meeting of shareowners on May 12, 2014, please check the box in the space indicated on the proxy card below, or so indicate when you vote by Internet or phone, and an admittance card will be held for you at the meeting. If you wish to attend the annual meeting and vote the shares in person, please see “How do I attend the annual meeting?” in the proxy statement.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL PAPER COMPANY

The Board of Directors recommends a vote “FOR” each of the nominees listed under Item 1.

Item 1 – Election of Directors (one-year term)	For	Against	Abstain
Nominees:
1a. David J. Bronczek	☐	☐	☐
1b. Ahmet C. Dorduncu	☐	☐	☐
1c. John V. Faraci	☐	☐	☐
1d. Ilene S. Gordon	☐	☐	☐
1e. Jay L. Johnson	☐	☐	☐
1f. Stacey J. Mobley	☐	☐	☐
1g. Joan E. Spero	☐	☐	☐
1h. John L. Townsend, III	☐	☐	☐
1i. John F. Turner	☐	☐	☐
1j. William G. Walter	☐	☐	☐
1k. J. Steven Whisler	☐	☐	☐
The Board of Directors recommends a vote “FOR” Items 2, 3 & 4.
Item 2 – Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2014	☐	☐	☐
Item 3 – Re-Approval of Material Terms of Performance Goals for Qualified Performance-Based Awards under the International Paper Company Amended and Restated 2009 Incentive Compensation Plan	☐	☐	☐
Item 4 – A Non-Binding Resolution to Approve the Compensation of the Company’s Named Executive Officers, as Disclosed Under the Heading “Compensation Discussion & Analysis”	☐	☐	☐
The Board of Directors recommends a vote “AGAINST” Item 5.

Item 5 – Shareowner Proposal Concerning an Independent Board Chairman	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy/voting instruction card, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this proxy/voting instruction card will be voted FOR all of the nominees in Item 1, FOR the Proposals in Items 2, 3, and 4, and AGAINST Item 5. If you are a participant in one or more of the plans shown on the reverse side of this proxy/voting instruction card, the shares will be voted by the Trustee in its discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
Please indicate if you plan to attend this meeting.		Yes ☐	No ☐

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature [PLEASE SIGN WITHIN BOX]/Date	Signature(Joint Owners)/Date

INTERNATIONAL PAPER COMPANY

SHAREOWNER PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

ANNUAL MEETING OF SHAREOWNERS – MONDAY, MAY 12, 2014

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL PAPER COMPANY AND BY THE TRUSTEES OF THE PLANS LISTED BELOW. THIS MAY ONLY BE USED AT THE ANNUAL MEETING OF SHAREOWNERS, TO BE HELD ON MAY 12, 2014, AT 11 A.M. EDT AT THE RITZ-CARLTON, WESTCHESTER, LOCATED AT THREE RENAISSANCE SQUARE IN WHITE PLAINS, NEW YORK 10601, AND AT ANY ADJOURNMENT THEREOF.

If you are a registered shareowner, by submitting this proxy you are appointing John V. Faraci, Carol L. Roberts and Sharon R. Ryan, jointly or individually, as proxies with power of substitution, to vote all shares you are entitled to vote at the Annual Meeting of Shareowners on May 12, 2014, and any adjournment thereof. If no direction is made on the reverse side, this proxy will be voted FOR all nominees in Item 1, FOR Items 2, 3, and 4, and AGAINST Item 5. The proxies are authorized to vote upon such other business as may properly come before the meeting.

If you are a participant in either the International Paper Salaried Savings Plan or the International Paper Hourly Savings Plan, by signing this proxy/voting instruction card, you are instructing your Trustee to vote the shares of common stock in accordance with your voting instructions. The Trustees under each of the plans have authorized Broadridge as an agent to tabulate the votes. Any shares held by the Trustee for which it has not received voting instructions by Internet, phone or mail by 11:59 P.M. EDT May 7, 2014, will be voted by the Trustee in its discretion. Plan participants may attend the meeting but may only vote these shares by submitting voting instructions by Internet, phone or mail by 11:59 P.M. EDT May 7, 2014.

The proxies are instructed to vote as indicated on the reverse side. This proxy revokes all prior proxies given by you. Please sign on the reverse side exactly as your name or names appear(s) there. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Address Changes/Comments:

(If you noted any address changes/comments, please mark the corresponding box on the reverse side.)

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting To Be Held on May 12, 2014:

A Form of Proxy, the Proxy Statement and the Annual Report are Available at http://materials.proxyvote.com/460146